Exhibit 2.1

EXECUTION VERSION

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BAKKEN HUNTER, LLC

AS SELLER

AND

SM ENERGY COMPANY

AS BUYER

DATED AS OF

OCTOBER 9, 2014

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	PURCHASE AND SALE		9
	2.1	Interests	9
	2.2	Wells	9
	2.3	Equipment	9
	2.4	Production	10
	2.5	Easements, Surface Agreements and Spacing Units	10
	2.6	Contract Rights and Permits	10
	2.7	Receivables; Security Interests	10
	2.8	Audit Rights	10
	2.9	Files and Records	11
	2.10	Oneok Contracts	11
	2.11	Retained Assets	11

3.	PURCHASE PRICE AND ALLOCATION		13
	3.1	Base Purchase Price	13
	3.2	Performance Deposit and Payment	13
	3.3	Adjustments to the Base Purchase Price	13
	3.4	Allocation of Base Purchase Price	15

4.	ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS		16
	4.1	Access	16
	4.2	Disclaimer	17
	4.3	Governmental Reviews	18

5.	SELLER’S REPRESENTATIONS		19
	5.1	Existence	19
	5.2	Authority, Binding Obligations	19
	5.3	Violations	19
	5.4	Payment of Royalties	19
	5.5	Taxes	19
	5.6	Material Contracts	20
	5.7	Litigation and Claims	21
	5.8	Sale Contracts	21
	5.9	Notices	21
	5.10	Take-or-Pay	21
	5.11	Timely Payment	21
	5.12	Imbalances	21
	5.13	Outstanding Obligations	22
	5.14	Brokers	22
	5.15	Bankruptcy	22
	5.16	No Violation of Covenants	22
	5.17	Consents	22

i

	5.18	Preferential Purchase Rights	22
	5.19	Wells	22
	5.20	Environmental	22
	5.21	Audits	23
	5.22	Permits	23

6.	BUYER’S REPRESENTATIONS		24
	6.1	Information	24
	6.2	Knowledge and Experience	24
	6.3	No Other Warranties	25
	6.4	Formation, Good Standing and Authority	25
	6.5	Liability for Broker’s Fees	25
	6.6	Financial Resources	25
	6.7	Bankruptcy	25
	6.8	Consents	25
	6.9	Buyer Knowledge	26
	6.10	Operatorship	26

7.	TITLE		26
	7.1	Title Defects	26
	7.2	Additional Interests	27
	7.3	Notices	27
	7.4	Adjustments to Base Purchase Price	27
	7.5	Deductible for Title Defects	29
	7.6	Termination	29

8.	ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY		29
	8.1	Acceptance of Environmental Condition	29
	8.2	NORM	30
	8.3	Confidentiality	31

9.	THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS		31
	9.1	Third Party Notices	31
	9.2	Third-Party Exercise	31
	9.3	Third-Party Failure to Purchase	31

10.	CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING		32
	10.1	Seller’s Conditions to Closing	32
	10.2	Buyer’s Conditions to Closing	33
	10.3	Closing Settlement Statement	34
	10.4	Closing Date and Place	34
	10.5	Closing Activities	34

11.	POST-CLOSING OBLIGATIONS		35
	11.1	Recordation and Filing of Documents	35
	11.2	Records	35
	11.3	Post-Closing Statement	36

	11.4	Suspense Accounts	36
	11.5	Further Assurances	36
	11.6	Oneok Assignment and Assumption Agreement	37

12.	TAXES		37
	12.1	Property Taxes	37
	12.2	Production Taxes	37
	12.3	Other Taxes	38
	12.4	Cooperation	38

13.	OWNERSHIP OF ASSETS		38
	13.1	Distribution of Production	38
	13.2	Proration of Income and Expenses	39
	13.3	Notice to Remitters of Proceeds	39
	13.4	Imbalances	39
	13.5	Pipeline and Other Non-Wellhead Imbalances	39

14.	INTERIM OPERATIONS		40
	14.1	Standard of Care	40
	14.2	Third-Party Notifications	41
	14.3	Notification of Breaches	41

15.	EXCHANGE PROVISION		41

16.	ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION		42
	16.1	Definitions	42
	16.2	Buyer’s Assumption of Obligations	42
	16.3	Buyer’s General Indemnity	44
	16.4	Seller’s General Indemnity	44
	16.5	Limitation on Indemnification	46
	16.6	Further Limitation on Indemnification	46
	16.7	Indemnification Procedures	46
	16.8	Exclusive Remedy	48

17.	CASUALTY LOSS		48

18.	NOTICES		49

19.	TERMINATION		50
	19.1	Termination	50
	19.2	Liabilities Upon Termination; Deposit Amount	50

20.	MISCELLANEOUS		51
	20.1	Entire Agreement	51
	20.2	Survival	51
	20.3	Selected Arbitration	51
	20.4	Choice of Law; Jurisdiction	52
	20.5	Assignment	53

20.6	No Admissions	53
20.7	Waivers and Amendments	53
20.8	Counterparts	53
20.9	Third-Party Beneficiaries	53
20.10	Specific Performance	53
20.11	Public Communications	54
20.12	Headings	54
20.13	Expenses	54
20.14	Waiver of Consumer and Other Rights	54
20.15	Non-Compensatory Damages	55
20.16	Qualification on Seller’s Representations and Warranties	55

List of Exhibits:

Exhibit “A” — Schedule of Leases

Exhibit “B” — Schedule of Wells

Exhibit “C” — Allocated Values

Exhibit “D” — Conveyance

Exhibit “E” — Escrow Agreement

Exhibit “F” — Parent Guaranty

Exhibit “G” — Oneok Assignment and Assumption Agreement

List of Schedules:

Schedule 5.5 — Taxes

Schedule 5.6 — Material Contracts

Schedule 5.7 — Litigation and Claims

Schedule 5.8 — Sale Contracts

Schedule 5.9 — Notices

Schedule 5.11 — Timely Payments

Schedule 5.13 — Outstanding Obligations

Schedule 5.17 — Consents

Schedule 5.18 — Preferential Purchase Rights

Schedule 5.19 — Wells

Schedule 5.20 — Environmental Matters

Schedule 5.21 — Audits

Schedule 13.4 — Production Imbalances

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (“Agreement”), made as of October 9, 2014 (“Execution Date”) by and between Bakken Hunter, LLC, a Delaware limited liability company, whose address is 410 17th Street, Suite 1000, Denver, Colorado 80202 (“Seller”), and SM Energy Company, a Delaware corporation, whose address is 1775 Sherman Street, Suite 1200, Denver, Colorado 80203 (“Buyer”) (Buyer and Seller are sometimes referred to below individually as a “Party” or collectively as the “Parties”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Assets (as defined below) on the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

1.                                      DEFINITIONS

1.1 Defined Terms — The following terms shall have the following meanings:

“actual knowledge” means, with respect to Seller, the actual knowledge (excluding any imputed or implied knowledge, or duty to investigate, of any kind) of any fact, circumstance or condition of the following Persons: R. Glenn Dawson, President; Bill Irwin, Vice President of Operations; Terry Schneider, Vice President of Engineering; Jim Peay, Vice President of Land; David Keahey, Associate Landman; and Ron Kubicki, Land Manager.

“Additional Interest” has the meaning set forth in Section 7.2.

“Affiliate or Affiliates” means with respect to any Person, means any Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Agreement” has the meaning set forth in the Preamble.

“Allocated Values” has the meaning set forth in Section 3.4.

“Asset” and “Assets” has the meaning set forth in ARTICLE 2.

“Assumed Imbalances” has the meaning set forth in Section 13.4.

“Assumed Obligations” has the meaning set forth in Subsection 16.2.1.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Blooming Prairie Agreement” means that certain Blooming Prairie 3D Seismic Participation Agreement dated January 9, 2010, by and between Samson Resources Company and Baytex Energy USA Ltd.

“Business Day” means any day, other than Saturday or Sunday, or legal holiday recognized by the State of Texas or the United States of America.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Group” has the meaning set forth in Section 16.1.

“Casualty Defect” has the meaning set forth in ARTICLE 17.

“Claim Notice” has the meaning set forth in Section 16.7.2.

“Claims” means any and all claims, rights, demands, causes of action, liabilities (including civil fines), damages, losses, fines, penalties, sanctions of every kind and character, whether known or unknown, including fees and expenses of attorneys, technical experts and expert witnesses, judgments or proceedings of any kind or character whatsoever, whether arising or founded in law, equity, statute, contract, tort, strict liability or voluntary settlement and all expenses, costs and fees (including reasonable attorneys’ fees) in connection therewith.

“Closing” has the meaning set forth in Section 10.4.

“Closing Date” has the meaning set forth in Section 10.4.

“Closing Settlement Statement” has the meaning set forth in Section 10.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consents” has the meaning set forth in Section 9.1.

“Contracts” means all agreements and contracts to the extent directly relating to and binding upon the Assets, including, but not limited to, any operating agreements, joint venture agreements, unit agreements, orders and decisions of state and federal regulatory authorities establishing units, unit operating agreements, farmout agreements, processing agreements, transportation agreements, gathering and processing agreements, enhanced recovery and injection agreements, farm-in agreements, balancing agreements, options, drilling agreements, exploration agreements, area of mutual interest agreements, gas sales agreements, and assignments of operating rights, working interests, subleases and rights above or below certain footage depths or geological formations, to the extent the same are directly related to and binding upon the Assets; provided, however, the term “Contract” shall not include any (a) Lease, (b) contract or agreement which contains, to the extent set forth on Schedule 5.17, an assignable restriction for which Seller cannot reasonably secure a waiver prior to Closing by the other party(ies) to such contract or agreement, (c) the Oneok Contracts or (d) the NuLoch Participation Agreement.

“Control” means the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Conveyances” means the one or more conveyances, assignments, deeds, and bills of sale, substantially in the forms set forth as Exhibit “D” attached hereto, conveying the Assets to Buyer in accordance with the terms of this Agreement, to be executed and delivered in accordance with the provisions of Section 10.5.2.

“Current Tax Period” has the meaning set forth in Section 12.1.

“Defect Arbitrator” has the meaning set forth in Section 20.3.

“Deposit” has the meaning set forth in Section 3.2.

“DTPA” has the meaning set forth in Section 20.14.

“Due Diligence Period” has the meaning set forth in Section 7.1.

“Easements” means rights-of-way, easements, permits, licenses, approvals, servitudes and franchises specifically acquired for, or used in connection with, operations for the exploration and production of oil, gas or other minerals on or from the Interests or otherwise in connection with the Wells, Equipment or Surface Agreements, including, without limitation, the rights to permits and licenses of any nature owned, held or operated in connection with said operations.

“Effective Time” means 7:00 a.m. local time where the Assets are located on August 1, 2014.

“Environmental Laws” means any and all present and future laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations issued, or promulgated by, any Governmental Authority now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable administrative or judicial interpretation thereof, pertaining to (a) use, storage, emission, discharge, clean-up, release, or threatened release of pollutants, contaminants, NORM, chemicals, or industrial, toxic or hazardous substances (collectively, “Pollutants”) on or into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation or handling of Pollutants, (b) health, (c) the environment, or (d) wildlife or natural resources applicable to the Assets and in effect in or for the jurisdiction in which the Assets are located, including, without limitation, the Clean Air Act (Air Pollution Control Act), the Clean Water Act, the Federal Water Pollution Act, the Rivers and Harbors Act, the Safe Drinking Water Act, the National Environmental Policy Act of 1969 (NEPA), the Endangered Species Act, the Fish and Wildlife Conservation Act of 1980, the Fish and Wildlife Coordination Act (FWCA), the Oil Pollution Act, the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Superfund Amendments and Reauthorization Act of 1986 (SARA), the Resources Conservation and Recovery Act (RCRA), the Toxic Substance Control Act, the Emergency Planning and Community Right—to-Know Act, the Occupational, Safety and Health Act (OSHA), the Hazardous Materials Transportation Act, the Hazardous and Solid Waste Amendments of 1984 (HSWA), and any and all other applicable present and future federal, state and local laws, statutes, regulations, rules, orders, ordinances, codes, plans, requirements, criteria, standards, decrees, judgments, injunctions, notices, demand letters, permits, licenses or determinations whose purpose is to regulate Pollutants or to conserve or protect health, the environment, wildlife or natural resources as any of the foregoing are now existing or may hereafter be amended or interpreted.

“Equipment” has the meaning set forth in Section 2.2.

“Escrow Account” has the meaning set forth in Section 3.2.

“Escrow Agent” has the meaning set forth in Section 3.2.

“Escrow Agreement” means the escrow agreement to be executed by and between Seller, Buyer and the Escrow Agent, substantially in the form attached hereto as Exhibit “E”.

“Estimated Property Taxes” has the meaning set forth in Section 12.1.

“Execution Date” has the meaning set forth in the Preamble.

“Fundamental Representations” has the meaning set forth in Section 16.4.

“Governmental Authority” means any court or tribunal (including an arbitrator or arbitral panel) in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau, official or other authority or instrumentality.

“Hydrocarbons” has the meaning set forth in Section 2.4.

“Indemnified Party” has the meaning set forth in Section 16.7.1.

“Indemnifying Party” has the meaning set forth in Section 16.7.1.

“Interests” has the meaning set forth in Section 2.1.

“Lands” has the meaning set forth in Section 2.1.

“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decrees or official act of or by any Governmental Authority.

“Leases” has the meaning set forth in Section 2.1.

“Material Contract” means any Contract to which Seller is a party that is included within the Assets and constitutes:

(1)                                 any agreement with any Affiliate of Seller pertaining to an Asset;

(2)                                 any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to the Assets or for the purchase, sale, processing, transportation or other disposal of any Hydrocarbons produced from or attributable to the Assets, in each case that is not cancelable without penalty or other payment on not more than thirty (30) days prior written notice;

(3)                                 any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the Execution Date or which required Seller to sell, lease, farmout or dispose of any such interest before the Execution Date that has not yet been effectuated as of the Execution Date, other than non-consent penalties for nonparticipation in operations under operating agreements, or conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets;

(4)                                 any tax partnership agreement to which Seller is a party binding or affecting any of the Assets;

(5)                                 any agreement that creates any area of mutual interest or similar provision with respect to the Assets or contains any restrictions on the ability of Seller or its assigns to compete with any other Person that will be binding on Buyer as an assignee of the Assets.

(6)                                 any agreement that can reasonably be expected to result in aggregate payments by Seller of more than $50,000 during the current or any subsequent fiscal year or $100,000 in the aggregate over the term of such agreement (in each case, based solely on the terms thereof and without regard to any expected increase in volumes or revenues) that cannot be terminated by Seller on not greater than 60 days’ notice;

(7)                                 any agreement that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, bonds, letters of credit or similar financial Contract for indebtedness of borrowed money that will be binding on Buyer or the Assets after the Closing, except any such agreement with an aggregate outstanding principal amount not exceeding $50,000; and

(8)                                 any agreement that constitutes a lease under which Seller is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by Seller without penalty upon 60 days or less notice and (B) involves an annual base rental of more than $25,000.

“Net Mineral Acres” means, as calculated separately with respect to each Lease, (a) the number of gross acres in the lands covered by such Lease, multiplied by (b) the lessor’s undivided percentage interest in oil, gas or other minerals covered by such Lease in such lands, multiplied by (c) Seller’s working interest in such Lease; provided, that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such Lease, a separate calculation shall be done for each such area as if it were a separate Lease.

“NORM” means naturally occurring radioactive material.

“Notice Period” has the meaning set forth in Section 16.7.3.

“NuLoch Participation Agreement” means that certain Participation Agreement dated October 19, 2009 by and between Samson Resources Company, NuLoch Resources Inc., and NuLoch America Corp., as amended.

“Oneok Assignment and Assumption Agreement” has the meaning set forth in Section 11.6.

“Oneok Contracts” means, collectively, (i) the Oneok Letter Agreements, (ii) the Oneok Gas Purchase Agreement, (iii) that certain Gas Purchase Agreement dated March 15, 2012, by and between Williston Hunter Inc. and Oneok Rockies Midstream, LLC and (iv) that certain Gas Purchase Agreement dated March 15, 2012, by and between Samson Resources Company and Oneok Rockies Midstream, LLC.

“Oneok Gas Purchase Agreement” means that certain Gas Purchase Agreement dated March 15, 2012 by and between Oneok Rockies Midstream, LLC, as buyer, and Baytex Energy USA Ltd., as seller, covering the sale of natural gas from the Assets.

“Oneok Letter Agreements” means, collectively, the (i) letter agreement dated March 15, 2012, between Samson Resources Company, Baytex Energy USA Ltd. and Williston Hunter Inc. regarding amendments to a certain gas purchase agreement each such party entered into with Oneok Rockies Midstream, LLC, (ii) letter agreement dated March 15, 2012, between Samson Resources Company, Baytex Energy USA Ltd. and Williston Hunter Inc. regarding certain allocations under a certain gas purchase agreement each such party entered into with Oneok Rockies Midstream, LLC, and (iii) letter agreement dated December 31, 2012, between Williston Hunter Inc. and Oneok Rockies Midstream, LLC, regarding the Tableland Canadian gas prospect.

“Open Defect” has the meaning set forth in Section 7.4.3.

“Parent Guaranty” means the guaranty of Seller’s indemnity obligations hereunder, in the form attached hereto as Exhibit “F”, to be entered into by Magnum Hunter Resources Corporation and Buyer at Closing.

“Party” and “Parties” each has the meaning set forth in the Preamble.

“Permits” has the meaning set forth in Section 2.6.

“Permitted Encumbrances” means (i) any third party consents to assignment and similar agreements with respect to which waivers or consents are obtained prior to Closing; (ii) easements, rights of way, servitudes, licenses and permits on, over, across or in respect of any of the Assets which do not materially interfere with the use, operation or development of the Assets; (iii) rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable laws, rules and orders of any such Governmental Authority or under any franchise, grant, license or permit issued by any such Governmental Authority; (iv) materialmen’s, mechanics’, repairmen’s, employees’, contractors’, operators’, Tax and other similar liens or charges arising in the ordinary course of business incidental to the construction, maintenance or operation of any of the Assets which have not yet become due and payable or payment is being withheld as provided by

Law or are being contested in good faith in the ordinary course of business by appropriate action, and for which adequate cash reserves are maintained for the payment thereof in accordance with the applicable Contracts; (v) any other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects or irregularities of any kind whatsoever affecting the Assets that do not operate to reduce the net revenue interest below that set forth on Exhibit “C” for such Interest or increase the working interest above that set forth on Exhibit “C” without a proportionate increase in the corresponding net revenue interest; (vi) any of the matters disclosed on Exhibit “C”; (vii) defects and irregularities arising out of the lack of a survey; (viii)  defects in the chain of title consisting of failure to recite marital status except to the extent that Buyer substantiates that such defects result in a third party’s actual and superior claim of title; (ix) defects in the chain of title consisting of the omission of succession or heirship or estate proceedings except to the extent that Buyer substantiates that such defects result in a third party’s competing claim of actual and superior title as evidenced by an affidavit or other document filed of public record by such third party; (x) defects or irregularities arising out of the lack of recorded powers of attorney from any Person to execute and deliver documents on their behalf except to the extent that Buyer substantiates that such defects or irregularities result in a third party’s competing claim of actual and superior title as evidenced by an affidavit or other document filed of public record by such third party; (xi) defects or irregularities arising out of prior oil and gas leases which by their terms and on their face expired more than ten (10) years prior to the Effective Time, and which are not otherwise held by production and have not been released of record; (xii) defects based solely on the fact that information may be missing from Seller’s files; provided, however, that any fact, circumstance or event constituting the missing information or any portion thereof shall not constitute a Permitted Encumbrance; (xiii) with respect to each Lease that reflects an expiration date on Exhibit “A” for such Lease that is on or before the Closing Date, any defect or irregularity resulting from the expiration of any such Lease on or before the Closing Date; (xiv) defects or irregularities arising out of liens, mortgages or deeds of trust that have not been asserted or foreclosed which, by their terms and on their face, expired and terminated more than ten (10) years prior to the Effective Time but which remain unreleased of record; (xv) all approvals or rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale or conveyance of oil and gas leases or interests therein if they are customarily obtained subsequent to the sale or conveyance and if such Governmental Authority is, pursuant to Laws, without discretion to refuse to grant such consent if specifically enumerated conditions set forth in such Laws are satisfied; (xvi) the terms and conditions of any assignments, leases or other documents related to the Assets which have been delivered to Buyer or are otherwise of public record, in each case to the extent that the same do not operate to reduce the net revenue interest below that set forth on Exhibit “C” for such Asset or increase the working interest above that set forth on Exhibit “C” for such Asset without a proportionate increase in the corresponding net revenue interest; and (xvii) Preferential Purchase Rights which are subject to Article 9.

“Person” means any individual, partnership, joint venture, corporation, trust, limited liability company, unincorporated organization, government or department or agency thereof, or any other entity.

“Pipeline Imbalances” has the meaning set forth in Section 13.5.

“Pollutants” has the meaning set forth in the definition of Environmental Laws.

“Post-Closing Statement” has the meaning set forth in Section 11.3.

“Preferential Purchase Right” has the meaning set forth in Section 9.1.

“Property Taxes” has the meaning set forth in Section 12.1.

“Purchase Price Allocation” has the meaning set forth in Section 3.4.

“Records” has the meaning set forth in Section 2.9.

“Represented Imbalance” has the meaning set forth in Section 13.4.

“Retained Assets” has the meaning set forth in Section 2.11.

“Seller” has the meaning set forth in the Preamble.

“Seller Group” has the meaning set forth in Section 16.1.

“Spacing Unit” means each spacing unit referenced or described on Exhibit “C”.

“Surface Agreements” means any surface leases, surface use right or agreements or any similar rights, agreements or licenses relating to the Assets.

“Suspense Accounts” has the meaning set forth in Section 11.4.

“Taxes” means all federal, state, local and other taxes and similar levies, fees, charges and assessments imposed by a Governmental Authority, including without limitation, income, gross receipts, sales, use, transfer, business and occupation, franchise, profits, license, lease, services, service use, duties, excise, severance, production, stamp, occupation, ad valorem, real and personal property, withholding, payroll, and value added taxes, and any taxes of any Person under Treasury Regulations Section 1.1502-6(a) (or any corresponding provisions of state, local or foreign tax law), or as a transferee or successor, or by contract or otherwise, including any interest, penalties or additions to any tax with respect to any of the foregoing.

“Tax Deferred Exchange” has the meaning set forth in ARTICLE 15.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Threshold” has the meaning set forth in Section 7.4.3.

“Title Deductible Amount” has the meaning set forth in Section 7.5.

“Title Defect” has the meaning set forth in Section 7.1.

“Transfer Taxes” has the meaning set forth in Section 12.3.

“Wells” has the meaning set forth in Section 2.2.

1.2                               References, Gender and Number, etc. — All references in this Agreement to an “Article,” “Section,” or “subsection” shall be to an Article, Section or subsection of this Agreement, unless the context requires otherwise.  Unless the context requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.  Whenever the context requires, the word used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

ARTICLE 2

2.                                      PURCHASE AND SALE

Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to buy from Seller, effective as of the Effective Time, for the consideration recited and subject to the terms and conditions set forth in this Agreement, all of Seller’s right, title and interest in and to the following (each individually referred to as an “Asset” and all collectively referred to as the “Assets”):

2.1                               Interests - All of those certain oil, gas, and/or mineral leases, subleases and other leaseholds, mineral fee interests, reversionary interests, carried interests, other fee interests, royalty interests, overriding royalty interests, farmout rights, options, net profits interests and other leasehold interests described on Exhibit “A” attached hereto, but excluding any such interests insofar as they cover lands which are not located within the Spacing Units (“Leases”), together with all other rights, titles and interests of Seller in the Leases and any other lands or interests covered thereby, associated therewith or pooled, unitized or communitized therewith, but excluding any lands which are not located within the Spacing Units (the “Lands”), including, without limitation, all working interests, royalty interests, overriding royalty interests, net profits interests, production payments, mineral interests, forced pooled interests, and interests acquired under contracts or otherwise in the Lands covered by the Leases, and any other lands or interests pooled, unitized or communitized therewith, but excluding any lands which are not located within the Spacing Units (the Leases and the Lands and, to the extent not otherwise excluded pursuant to the terms of this Section 2.1, other interests described above are collectively referred to herein as the “Interests”).

2.2                               Wells - All of the oil and gas wells, salt water disposal wells, injection wells and other wells and wellbores located on or attributable to the Interests or on lands pooled or unitized with any portion thereof, or on lands located within any governmental drilling or spacing unit which includes any portion thereof, or on portions thereof associated with proved undeveloped reserves whether producing, in progress, plugged or unplugged, shut-in or permanently or temporarily abandoned, including but not limited to the wells identified on Exhibit “B” (the “Wells”).

2.3                               Equipment - All of Seller’s right, title and interest in all personal property, fixtures and improvements and facilities, spare parts and inventory (insofar as the same are located on the Interests or to the extent the same are primarily used or held for use in connection with the operation of the Assets or the production of Hydrocarbons therefrom), equipment, pipelines, pipeline laterals, well pads, tank batteries, well heads, treating equipment, compressors, power lines, casing, tubing, pumps, motors, gauges, valves, heaters, treaters, or other equipment of any kind, in each case to the extent appurtenant to the Interests or Wells or used or held for use in connection with the ownership or operation of the Interests or Wells or the production, treatment, transportation, storage, sale or disposal of Hydrocarbons therefrom, including, but not limited to, facilities, plants, treating and processing systems, casing, pipelines and gathering systems to the extent used or held for use in connection with the ownership or operation of the Interests or Wells (collectively, the “Equipment”).

2.4                               Production - All of the oil, natural gas, condensate, casinghead gas, products, or other minerals (“Hydrocarbons”), produced from and to the extent attributable or allocable to the Interests or Wells (i) from and after the Effective Time, (ii) which are in storage as of the Effective Time, (iii) with regard to any over-produced or under-produced volumes of Seller attributable to the Assumed Imbalances and Pipeline Imbalances or (iv) make-up rights with respect to take or pay payments.

2.5                               Easements, Surface Agreements and Spacing Units - All the Easements and the Surface Agreements to the extent the same relate to the Assets and the Spacing Units.

2.6                               Contract Rights and Permits - All of Seller’s right, title and interest in the Contracts and, to the extent assignable, all environmental and other governmental (whether federal, state or local) permits, licenses, orders, authorizations, franchises and related instruments or rights to the extent relating to the ownership, operation or use of the Assets (the “Permits”).

2.7                               Receivables; Security Interests - All (i) trade credits, accounts receivable, notes receivable, take-or-pay amounts receivable, and other receivables and general intangibles, to the extent attributable to the Assets with respect to periods of time from and after the Effective Time; and (ii) liens and security interests in favor of Seller or its Affiliates, whether choate or inchoate, under any Law or Contract to the extent arising from, or relating to, the ownership, operation, or sale or other disposition on or after the Effective Time of any of the Assets or to the extent relating to the Assets and arising in favor of Seller as the operator or non-operator of any of the Interests or Wells on or after the Effective Time.

2.8                               Audit Rights - All rights of Seller arising under any Contract to audit the records of any Person and to receive refunds or payments of any nature, and all amounts of money relating thereto, whether on or after the Effective Time, but only to the extent relating to the Assets and any other obligations assumed by Buyer pursuant to this Agreement.

2.9                               Files and Records - All of the files, records and data relating to the items and interests described in Sections 2.1 through 2.8 above including, without limitation, land and lease files, well files, title records including abstracts of title, title opinions, title insurance reports/policies, property ownership reports, division order and right-of-way files, seismic, geophysical, geological or other similar information or data, prospect information, contracts, production records, all logs including electric logs, core data, pressure data and decline curves and graphical production curves, operational records, technical records, production and processing records, and contract files, and all related materials, in each case in the possession of Seller, less and except the following:  (i) those files and records described in Section 2.11(e) as Retained Assets; (ii) Seller’s federal, state, or local income, franchise or margin Tax Returns and related files and records; (iii) employee files; (iv) reserve evaluation information or economic projections (other than reserve evaluation or economic projection materials and files previously made available to Buyer); (v) competing bids; (vi) proprietary computer software; (vii) seismic, geophysical, geological or other similar information or data covered by the Blooming Prairie Agreement (provided, however, that Seller shall use commercially reasonable efforts to obtain permission from each other counterparty thereto to transfer and assign to Buyer such seismic, geophysical, geological or other similar information or data covered thereby to the extent and only to the extent relating to the Spacing Units); (viii) intellectual property; (ix) files and records that are related to Assets excluded pursuant to Section 9.2; and (x) any other contracts required by Law or the terms of such contracts for Seller to retain or not disclose (provided, however, that with respect to any contract that contains a restriction on disclosure, Seller shall use commercially reasonable efforts to obtain permission from all applicable Persons to disclose any such terms to Buyer) (collectively, the “Records”).

2.10                        Oneok Contracts - At Closing, Buyer shall assume a share of Seller’s rights and obligations under the Oneok Gas Purchase Agreement pursuant to the terms and conditions set forth in the Oneok Assignment and Assumption Agreement as more specifically set forth in Section 11.5.  For purposes of clarification, the Parties acknowledge and agree that the Assets shall not include the Oneok Contracts.

2.11                        Retained Assets - Notwithstanding anything to the contrary in Sections 2.1 through 2.10 or elsewhere herein, the Assets do not include the following (the “Retained Assets”):

(a)                                 All of Seller’s rights in and to Claims (i) arising from acts, omissions or events related to, or damage to or destruction of, the Assets, occurring prior to the Effective Time, (ii) arising under or with respect to any of the Contracts that are attributable to periods of time prior to the Effective Time (including Claims for adjustments or refunds), or (iii) with respect to any of the Retained Assets, copies of all Records necessary to process such Claims after the Closing, except to the extent in each case relating to liabilities assumed by Buyer hereunder;

(b)                                 All rights and interest of Seller (i) under any policy or agreement of insurance or indemnity, (ii) under any bond or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events related to, or damage to or destruction of, the Assets occurring prior to the Effective Time or, with respect to clauses (i) and (iii) immediately above, relating to any Casualty Defect occurring prior to Closing;

(c)                                  All Claims of Seller for refunds or loss carry forwards with respect to (i) production, severance, excise or any other similar Taxes or real or personal property or ad valorem taxes attributable to the Assets for any period prior to the Effective Time, (ii) any other Taxes including income or franchise Taxes attributable to the Assets for any period or (iii) any Taxes attributable to the Retained Assets;

(d)                                 All proceeds, income, revenues, claims, refunds, benefits (including any benefit attributable to any current or future laws or regulations in respect of “royalty relief” or other similar measures), liabilities or obligations not otherwise enumerated above, prior to the Effective Time as well as any security or other deposits made, attributable to (i) the Assets for any period prior to the Effective Time or (ii) any Retained Assets;

(e)                                  All documents and instruments of Seller relating to the Assets that may be protected by an attorney client privilege (other than title opinions, related documents and legal files and records included in, or are part of, the above referenced files and records);

(f)                                   All royalty underpayment and overpayment amounts associated with the Assets as of the Effective Time;

(g)                                  Receivables and security interests as set forth under Section 2.7 prior to the Effective Time;

(h)                                 Audit rights arising under any of the Contracts or otherwise with respect to any period prior to the Effective Time, and all other rights under any of the Contracts to the extent relating to any (i) Retained Assets, (ii) costs, expenses and charges which Seller is obligated to bear pursuant to Section 13.2 or (iii) matter for which Seller is obligated to indemnify Buyer Group pursuant to Section 13.4 (for the avoidance of doubt, such rights shall include any and all rights to indemnification benefitting Seller or its Affiliates included in any purchase and sale or similar agreement to which Seller (or its Affiliate or any Person to whom Seller succeeded by name change, merger or amalgamation) acquired some or all of the Interests);

(i)                                     The NuLoch Participation Agreement, including all obligations thereunder;

(j)                                    Except as otherwise provided in clause (vii) of Section 2.9, all seismic, geophysical, geological and other similar information covered by the Blooming Prairie Agreement; and

(k)                                 The wellbore of the Matador 27-34-7H (27/34-163-99) (API No. 33-023-01186-00-00) located in Sections 27 and 34, Township 163, Range 99 West, Divide County, North Dakota, together with all rights, titles and interests of Seller in and to (i) the Leases covering such lands to the extent and only to the extent such Leases relate to such wellbore and the currently producing formation, (ii) the Hydrocarbons produced from such wellbore and (iii) all other assets, property (whether real or personal), rights, claims and other interests to the extent and only to the extent attributable to such wellbore and the currently producing formation.

ARTICLE 3

3.                                      PURCHASE PRICE AND ALLOCATION

3.1                               Base Purchase Price - Buyer agrees to pay for the Assets the total sum of $84,771,716 (“Base Purchase Price”) to be paid to Seller by direct bank deposit or wire transfer in same day funds at the Closing, subject to the price adjustments set forth in this Agreement.

3.2                               Performance Deposit and Payment - Concurrently with the execution of this Agreement, Buyer has deposited by wire transfer in same day funds into an account (the “Escrow Account”) with Capital One, N.A. (the “Escrow Agent”) the sum of $4,250,000 (such sum, together with any interest earned thereon, the “Deposit”), to be held, invested and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.  In the event the Closing occurs, the Deposit shall be applied to the Base Purchase Price to be paid at Closing.  If Closing does not occur and the Agreement is terminated, then the Deposit shall be paid to Seller or paid to Buyer, as provided in Article 19 below.

3.3                               Adjustments to the Base Purchase Price - The Base Purchase Price shall be adjusted as follows:

(a)                                 Upward Adjustments. - The Base Purchase Price shall be adjusted upward for the following, without duplication:

(i)                                     all production expenses, operating expenses, operated and non-operated overhead charges and capital expenditures, and, in addition, all other costs under applicable operating agreements, and production, severance or excise Taxes, paid by Seller (excluding such expenses, charges or expenditures paid out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time) in connection with the ownership and operation of the Assets attributable to the periods from and after the Effective Time (including, without limitation, royalties and production, severance or excise Taxes attributable to Hydrocarbons produced and saved from and after the Effective Time, and pre-paid charges);

(ii)           all proceeds attributable to the sale of Hydrocarbons from the Assets and all other income and benefits received by Buyer attributable to production, ownership and operation of the Assets prior to the Effective Time, less applicable production, severance or excise Taxes, royalties and similar burdens;

(iii)          to the extent the Assumed Imbalances reflect an underbalanced (or under-produced or under-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such under balanced Assumed Imbalances in accordance with the provisions of Section 13.4;

(iv)                              all adjustments for oil in storage above the pipeline connection, as provided in Section 13.1;

(v)                                 adjustments for over-delivered Pipeline Imbalances (volumes owed to Seller) as provided in Section 13.5;

(vi)          without duplication of any other amounts set forth in this Section 3.3(a), the amount of all production, severance, excise or real or personal property or ad valorem Taxes, if any, allocated to Buyer in accordance with this Agreement but paid or to be paid by Seller (excluding such Taxes paid by Seller out of the proceeds of Hydrocarbons produced and saved from and after the Effective Time); and

(vii)                           any other upward adjustments to the Base Purchase Price specified in this Agreement.

(b)                                 Downward Adjustments. - The Base Purchase Price shall be adjusted downward for the following, without duplication:

(i)            all production expenses, operating expenses, operated and non-operated overhead charges and capital expenditures, and, in addition, all other costs under applicable operating agreements and production, severance and excise Taxes, paid by Buyer in connection with the Assets and attributable to periods prior to the Effective Time, including, without limitation, production, severance or excise Taxes attributable to Hydrocarbons produced and saved from the Assets prior to the Effective Time;

(ii)           all proceeds attributable to the sale of Hydrocarbons and all other income and benefits received by Seller and attributable to the production, operation or ownership of the Assets on or after the

Effective Time, less applicable production, severance or excise Taxes, royalties and similar burdens;

(iii)                               all adjustments regarding Title Defects, in accordance with the provisions of Article 7;

(iv)                              all adjustments regarding exercised Preferential Purchase Rights, as contemplated in Article 9;

(v)                                 all adjustments regarding Casualty Defects, in accordance with the provisions of Article 17;

(vi)          to the extent the Assumed Imbalances reflect an overbalanced (or over- produced or over-received balance) position of Seller as of the Effective Time regarding the Assets, all adjustments regarding such overbalanced Assumed Imbalances, in accordance with the provisions of Section 13.4;

(vii)                           adjustments for under-delivered Pipeline Imbalances (volumes owed by Seller), as provided in Section 13.5;

(viii)                        an amount equal to the Deposit;

(ix)          production, severance, excise or real or personal property or ad valorem Taxes attributable to ownership prior to the Effective Time that are allocated to Seller in accordance with this Agreement but paid or to be paid by Buyer; and

(x)                                 any other downward adjustments to the Base Purchase Price specified in this Agreement.

3.4                               Allocation of Base Purchase Price - Exhibit “C” sets forth (i) the working interests and associated net revenue interests attributable to all Wells listed on Exhibit “B”, and (ii) the number of the Net Mineral Acres and associated net revenue interests attributable to each of the upside Spacing Units.  Seller and Buyer agree that the Base Purchase Price shall be allocated among the Assets as set forth on Exhibit “C” (the “Allocated Values”) for the purpose of (i) providing notices, or obtaining waivers, of any Preferential Purchase Rights, (ii) determining the value of a Title Defect, and (iii) handling those instances for which the Base Purchase Price is to be adjusted.  Seller and Buyer also agree that for the purpose of making the requisite filings under Section 1060 of the Code and the Treasury regulations thereunder, the Base Purchase Price and any liabilities assumed by Buyer under this Agreement shall be allocated among the Assets, consistent with the Allocated Values set forth on Exhibit “C” (the “Purchase Price Allocation”).  Seller and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state and local income and other Tax consequences of the transactions contemplated herein, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare

Form 8594 (Asset Acquisition Statement under Section 1060) consistent with the Purchase Price Allocation as revised to take into account subsequent adjustments to the Base Purchase Price, including any adjustments pursuant to Section 3.3, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by applicable Law after notice to and discussions with the other Party, or with such other Party’s prior consent; provided, however, that nothing herein shall prevent a Party from settling any proposed deficiency or adjustment by any Governmental Authority based on the Purchase Price Allocation agreed to by the Parties pursuant to this Section 3.4, and no Party will be required to litigate any proposed adjustment by any Governmental Authority challenging such Purchase Price Allocation.  Buyer shall prepare a draft of the Form 8594 and provide such draft to Seller at least sixty (60) days prior to the Form 8594 filing due date so that Seller may review and comment prior to the Parties’ filing of the Form 8594.

ARTICLE 4

4.                                      ACCESS TO ASSETS AND DATA; DISCLAIMERS; GOVERNMENTAL REVIEWS

4.1                               Access - Promptly upon execution of this Agreement, Seller shall provide Buyer and Buyer’s authorized representatives (i) reasonable physical access, at Buyer’s sole risk, cost and expense, to the Assets to allow Buyer to conduct on-site Phase I environmental site assessments of the Assets, to the extent Seller has the right to grant such access for such purpose and the operator of the Assets consents thereto; and (ii) access to the Records and other Assets, to the extent such data and records are in Seller’s or its representatives’ possession and relate to the Assets; provided, however, Seller shall have no obligation to provide Buyer access to any interpretative or predictive data or other information which Seller believes in good faith it cannot lawfully provide Buyer because of third-party restrictions (to the extent any such data or information is proprietary or subject to third-party restrictions, Seller will use commercially reasonable efforts to obtain any consents necessary to allow Buyer to review such data or information).  In connection with any on-site inspections, Buyer agrees to not unreasonably interfere with the normal operation of the Assets and further agrees that under no circumstances shall it perform any invasive tests of any nature on the Assets without the express written consent of Seller and the operator of the Wells or other Interests, such consent of Seller not to be unreasonably withheld.  However, if Buyer is denied access to inspect any Asset by a third-party (unrelated to Seller), Buyer shall have no right to elect to exclude the affected Asset (or the portion thereof affected) and all Assets related thereto from the Assets to be conveyed at Closing, and the Base Purchase Price shall not be reduced by the Allocated Value of such Assets; provided that Seller agrees to undertake good faith and commercially reasonable efforts to assist Buyer in obtaining access from any such third party to inspect any such Asset.

IN CONNECTION WITH GRANTING SUCH ACCESS, AND EXCEPT TO THE EXTENT THAT SUCH CLAIMS ARE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER, BUYER WAIVES AND RELEASES ALL CLAIMS AGAINST SELLER GROUP FOR INJURY TO, OR DEATH OF, PERSONS, OR DAMAGE TO PROPERTY, INCURRED OR DIRECTLY CAUSED BY BUYER OR ITS REPRESENTATIVES IN CONNECTION WITH THE PERFORMANCE OF THIS DILIGENCE AND BUYER AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ALL SUCH CLAIMS REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF ANY MEMBER OF THE SELLER GROUP.

4.2                               Disclaimer - Buyer specifically understands and acknowledges the following:

4.2.1                     Title — Title to the Assets shall be transferred and conveyed to Buyer at Closing with a “by, through and under” warranty of title as set forth in the Conveyances, and shall otherwise be conveyed in accordance with the terms of this Agreement and the Conveyances.

4.2.2                     Disclaimer of Warranty - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, SELLER EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION, COVENANT OR WARRANTY, EXPRESS OR IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, RELATING TO THE CONDITION OF THE ASSETS AND ANY PERSONAL PROPERTY, EQUIPMENT, FIXTURES AND ITEMS OF MOVABLE PROPERTY COMPRISING ANY PART OF THE ASSETS INCLUDING (i) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR ANY PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY; (ii) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS; (iii) ANY RIGHTS OF BUYER UNDER APPLICABLE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (iv) ANY CLAIM BY BUYER FOR DAMAGES BECAUSE OF DEFECTS OR OTHER VICES, WHETHER KNOWN OR UNKNOWN; (v) ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT INCLUDING, WITHOUT LIMITATION, NORM OR ASBESTOS, OR PROTECTION OF THE ENVIRONMENT OR HEALTH; OR (vi) ANY IMPLIED OR EXPRESS WARRANTY REGARDING TITLE TO ANY OF THE ASSETS, EXCEPT FOR THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES. IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT, OR IN THE CONVEYANCES, THE PERSONAL PROPERTY, EQUIPMENT,

FIXTURES AND ITEMS AND THE CONDITION OF THE ASSETS ARE BEING CONVEYED TO BUYER “AS IS, WHERE IS,” WITH ALL FAULTS, AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR.  BUYER REPRESENTS TO SELLER THAT AS OF CLOSING BUYER WILL HAVE BEEN GIVEN CERTAIN ACCESS TO THE ASSETS TO MAKE INSPECTIONS, IT BEING UNDERSTOOD THAT SUCH INSPECTIONS SHALL NOT IMPAIR OR OTHERWISE AFFECT THE VALIDITY OF SELLER’S REPRESENTATIONS AND WARRANTIES OR SELLER’S INDEMNITY OBLIGATIONS SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES.

4.2.3                     Additional Disclaimer - EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR IN THE CONVEYANCES, SELLER HEREBY EXPRESSLY NEGATES AND DISCLAIMS, AND BUYER HEREBY WAIVES AND ACKNOWLEDGES THAT SELLER HAS NOT MADE, ANY WARRANTY, REPRESENTATION OR COVENANT, EXPRESS OR IMPLIED, AS TO THE ACCURACY OR COMPLETENESS OR MATERIALITY OF ANY FILES, RECORDS, DATA, INFORMATION, OR MATERIALS (WRITTEN OR ORAL) HERETOFORE OR HEREAFTER FURNISHED TO BUYER IN CONNECTION WITH THE ASSETS, OR AS TO THE QUALITY OR QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS OR THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS.  ANY AND ALL SUCH FILES, RECORDS, DATA, INFORMATION, AND OTHER MATERIALS FURNISHED BY SELLER, WHETHER MADE AVAILABLE PURSUANT TO THIS ARTICLE 4 OR OTHERWISE, ARE PROVIDED TO BUYER AS A CONVENIENCE AND ACCOMMODATION, AND ANY RELIANCE ON OR USE OF THE SAME SHALL BE AT BUYER’S SOLE RISK.

4.3                               Governmental Reviews-              — Seller and Buyer shall each in a timely manner make (or cause its applicable Affiliate to make) (i) all required filings (if any), including filings required under the Hart-Scott-Rodino Act (if any), and prepare applications to and conduct negotiations with, each Governmental Authority as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transaction contemplated hereby and (ii) provide such information as the other may reasonably request in order to make such filings, prepare such applications and conduct such negotiations.  Each Party shall cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.  Buyer shall bear the cost of all filing or application fees payable to any Governmental Authority with respect to the transaction contemplated by this Agreement, regardless of whether Buyer, Seller, or any Affiliate of any of them is required to make the payment.

ARTICLE 5

5.                                      SELLER’S REPRESENTATIONS

Seller represents to Buyer, as of the Execution Date, as follows:

5.1                               Existence - It is an entity duly formed and validly existing and in good standing under the laws of its state of formation, and is duly qualified to own and operate the Assets in each jurisdiction in which the Assets are located.

5.2                               Authority, Binding Obligations - The execution and delivery of this Agreement by Seller and all agreements and documents contemplated hereby to be executed by Seller, and the consummation by Seller of the transactions contemplated hereby and thereby, have been duly authorized by Seller and no other actions on the part of Seller are required to authorize this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by Seller do not, and the performance of Seller’s obligations hereunder will not, as of Closing, (i) violate, or be in conflict with, any provision of Seller’s governing documents, (ii) materially violate, or be in conflict in any material respect with, result in a material default under, give rise to any right of termination, cancellation, or acceleration under any, contract, agreement or instrument to which Seller is, or the Assets are, bound, (iii) violate or be in conflict in any material respect with any judgment, decree, order, statute, rule or regulation applicable to Seller, (iv) require any consents, approvals, notifications, or authorizations from any Governmental Authorities, except such as are obtained in connection with the transfer of operatorship or customarily obtained in due course after Closing, or (v) create a lien or encumbrance in any material respect on the Assets or trigger an outstanding security interest in the Assets that will remain in existence after Closing.  This Agreement, and all documents and instruments contemplated hereby to be executed by Seller, constitute legal, valid and binding obligations of Seller in accordance with their respective terms, enforceable against Seller in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

5.3                               Violations - Seller has not materially violated (and to the actual knowledge of Seller none of the Assets is in material violation of) any Laws (excluding Environmental Laws, as to which the representations of Seller hereunder are covered solely by the provisions of Section 5.20) applicable to any of the Assets or to the ownership or operation thereof.

5.4                               Payment of Royalties - To the actual knowledge of Seller, all royalties and in-lieu royalties with respect to the Assets which accrued or are attributable to the period prior to the Effective Time have been properly and fully paid, or are properly included within any Suspense Accounts held by the applicable operator of the Assets.

5.5                               Taxes - Except as disclosed on Schedule 5.5, (i) all material Tax Returns required to be filed by Seller with respect to the Assets have been timely filed and such Tax Returns are true, correct and complete in all material respects, (ii) all ad valorem, property, production, severance and similar Taxes required to be paid by Seller or the operator of the Assets that are due based on or measured by the ownership of any Assets, the production or removal of Hydrocarbons therefrom or the receipt of proceeds therefrom have been properly and timely paid by Seller or, to the actual knowledge of Seller, such operator, (iii) there are no Liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, (iv) there are no Claims pending or threatened in writing by any Governmental Authority in connection with any Taxes against Seller with respect to the Assets or, to the actual knowledge of Seller, the operator of the Assets with respect to the Assets, (v) there are no Tax audits currently pending against Seller or, to the actual knowledge of Seller, the operator of the Assets with respect to any Taxes that would adversely affect the Assets, (vi) there are not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax required to be paid by Seller with respect to the Assets or, to the actual knowledge of Seller, the operator of the Assets with respect to the Assets, which is pending and would adversely affect the Assets after the Closing; and (vii) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.  The representations and warranties set forth in this Section 5.5 shall constitute the sole and exclusive representations and warranties of Seller regarding Tax matters.

5.6                               Material Contracts - Schedule 5.6 sets forth all Material Contracts.  As of the Execution Date:

(a)                                 Seller has not received written notice of its default under any of the Material Contracts or the Oneok Gas Purchase Agreement (which default has not been cured or otherwise resolved);

(b)                                 To the actual knowledge of Seller, the Material Contracts and the Oneok Gas Purchase Agreement are in full force and effect;

(c)                                  Seller has not received written notices of the exercise of any premature termination, price redetermination, market-out, or curtailment of any Material Contract or the Oneok Gas Purchase Agreement;

(d)                                 Seller is not in material breach of any Material Contract or the Oneok Gas Purchase Agreement and, to the actual knowledge of Seller, no counterparty to any such Contract or counterparty (other than Buyer or any Affiliate of Buyer) to the Oneok Gas Purchase Agreement is in breach thereof; and

(e)                                  Each Material Contract and the Oneok Gas Purchase Agreement is the legal, valid and binding obligation of Seller and, to the actual knowledge of Seller, each other party thereto (other than Buyer or any of its Affiliates with respect to the Oneok Gas Purchase Agreement), their respective successors and assigns.

5.7                               Litigation and Claims - Except as set forth on Schedule 5.7, (a) Seller has received no written notice of any pending suit, action, demand, proceeding, lawsuit or other litigation before any Governmental Authority with respect to Seller or any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets in any material respect, and (b) to the actual knowledge of Seller, no suit, action, demand, proceeding, lawsuit or other litigation is pending or threatened by or before any Governmental Authority against Seller or any of the Assets that could reasonably be expected to adversely affect the ownership, operation or value of the Assets in any material respect.

5.8                               Sale Contracts - Except as set forth on Schedule 5.8 or Schedule 5.18 and except for (a) Contracts governing the sale of Hydrocarbons in the ordinary course terminable upon not more than 30 days’ notice without penalty or liability, (b) the disposition in the ordinary course of Equipment no longer suitable for oil and gas field operations, or (c) this Agreement, there are no Material Contracts or options outstanding, in each case to which Seller is a party, and pursuant to which Seller has an outstanding obligation to sell, exchange or transfer Seller’s interest in the Assets or any portion thereof.

5.9                               Notices - Except as set forth on Schedule 5.9, Seller has not received written notice from any Person other than Buyer or any Affiliate of Buyer which has not heretofore been fully and finally resolved in all material respects, of any material violation of laws, rules or regulations (federal, state and local) issued with respect to the Assets.

5.10                        Take-or-Pay - Seller is not obligated, under a take-or-pay or similar arrangement to which Seller is a party, to allow Hydrocarbons to be sold, without receiving full payments at the time of delivery in an amount that corresponds to the net revenue interest in the Hydrocarbons attributable to any Well, unit or Lease described in Exhibit “A” or “B” (other than with regard to certain obligations relative to Assumed Imbalances or Pipeline Imbalances, as contemplated under Sections 13.4 and 13.5, respectively).

5.11                        Timely Payment - As of the Execution Date, no joint interest billings under operating agreements applicable to the Assets or, to the actual knowledge of Seller, costs under Leases, in each case required to be paid by Seller are currently past due, except those set forth on Schedule 5.11.  Except as set forth on Schedule 5.11, Seller has not received written notice, which has not heretofore been complied with in all material respects, of its failure to timely pay its share of such costs under the Leases or any joint interest billings under operating agreements applicable to the Assets.

5.12                        Imbalances - To the actual knowledge of Seller, except as set forth on Schedule 13.4, as of the Execution Date, there are no gas or other Hydrocarbon production imbalances existing as of the Effective Time with respect to any of the Assets.

5.13                        Outstanding Obligations - Except as otherwise described in Schedule 5.13, as of the Execution Date, Seller has not received any authorizations for expenditures that are outstanding and in excess of Seventy-Five Thousand Dollars ($75,000) or, to the actual knowledge of Seller, any other written commitments or proposals to conduct operations on the Assets for which an authority for expenditure would be required under the applicable operating agreement.  Schedule 5.13 sets forth all capital projects actually known to Seller as of the Execution Date related to the Assets that are in progress.

5.14                        Brokers - Seller has incurred no liability, contingent or otherwise, for broker’s or finder’s fees in respect of this Agreement or the transaction contemplated hereby for which Buyer shall have any responsibility whatsoever.

5.15                        Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the actual knowledge of Seller, threatened against Seller.

5.16                        No Violation of Covenants - Upon Closing, the transfer of the Assets to Buyer will not violate any covenants or restrictions imposed on Seller by any bank or other financial institution in connection with a mortgage or other instrument, and will not result in the creation or imposition by or on account of Seller of a lien on any portion of the Assets.

5.17                        Consents - Except as set forth on Schedule 5.17, there are no waivers, consents to assign, approvals or similar rights required in connection with the conveyance of the Leases described on Exhibit “A” or the Material Contracts described on Schedule 5.6 from Seller to Buyer.

5.18                        Preferential Purchase Rights - Except as set forth on Schedule 5.18, there are no Preferential Purchase Rights to which the Assets are subject.

5.19                        Wells - To the actual knowledge of Seller, all Wells have been, in all material respects, drilled, completed, and operated in compliance with the Leases and all applicable laws and rules, regulations, permits, judgments, orders, and decrees of any court of competent jurisdiction.  Except as set forth on Schedule 5.19, no Wells that are operated by Seller are currently required to be plugged and abandoned by law, regulation or contract, or are subject to an exception to a requirement to plug and abandon issued by a regulatory authority.  Schedule 5.19 sets forth all Wells operated by Seller which have been permanently abandoned, and all such Wells were abandoned in accordance in all material respects with applicable Laws and the Contracts.  To the actual knowledge of Seller, Schedule 5.19 lists as of the Execution Date all of the oil and gas wells, salt water disposal wells and injection wells located on the Lands, whether producing, in progress, plugged or unplugged, shut-in or permanently or temporarily abandoned.

5.20                        Environmental - Except as set forth in Schedule 5.20, (i) to Seller’s actual knowledge, all Wells, and all operations conducted by or on behalf of Seller in connection with the Wells are in material compliance with all applicable Environmental Laws and orders or directives of any Governmental Authority having jurisdiction under such Environmental Laws, including any Environmental Laws or orders or directives with respect to any remediation of any release or threat of release of any industrial, hazardous or similar substances and no amounts are required to be paid prior to the Closing Date in order to comply with any such applicable Environmental Laws; and (ii) Seller has not received any citation, directive, letter or other written communication, or any written notice of any proceeding, Claim or lawsuit, from any person arising out of the ownership or operation of any of the Assets or the conduct of operations thereon, in each case which asserts any violation of applicable Environmental Laws or which would require any corrective or remediation action by Seller under applicable Environmental Law, and the Seller does not have actual knowledge of any basis therefor.  To the actual knowledge of Seller, all Equipment complies with all Environmental Laws in all material respects in order to operate the Assets.  Seller has obtained and is maintaining in all material respects all Permits or other authorizations from any Governmental Authority that it is required to obtain and maintain pursuant to Environmental Laws for the ownership of the Assets as currently owned.  Notwithstanding anything to the contrary contained in this Agreement, all representations and warranties made or given by Seller in this Agreement with respect to environmental matters or compliance with Environmental Laws are solely and exclusively set forth in this Section 5.20, and all other representations and warranties made or given by Seller in this Agreement shall not be construed to include environmental matters or compliance with Environmental Laws.

5.21                        Audits - Except as provided on Schedule 5.21, there are no audits currently being conducted by Seller of the joint account of any Wells or under any operating agreements related to the Assets, nor are any such audits by Seller related to the Assets currently, to Seller’s actual knowledge, planned.

5.22                        Permits -  To the actual knowledge of Seller: (a) the operator of such Assets has acquired all necessary permits from appropriate Governmental Authorities to conduct operations on such Assets in material compliance with all Laws; (b) all such permits are in full force and effect and no action, claim or proceeding is pending or threatened, to suspend, revoke or terminate any such permit or declare any such permit invalid; (c) the operator of such Assets is in material compliance in all material respects with all such permits; (d) there are no material violations of any such permit that would (or could with notice or lapse of time) result in the termination of such permit; and (e) the transactions contemplated by this Agreement will not adversely affect the validity of any such permit or cause a cancellation of or otherwise adversely affect such permit in any material respect.

ARTICLE 6

6.                                      BUYER’S REPRESENTATIONS

Buyer represents to Seller, as of the Execution Date, as follows:

6.1                               Information - SUBJECT TO THE OTHER TERMS OF THIS AGREEMENT AND THE CONVEYANCES, BUYER REPRESENTS AND WARRANTS THAT ON THE CLOSING, BUYER WILL ACCEPT THE ASSETS AT CLOSING IN THEIR PRESENT CONDITION, “AS IS AND WHERE IS AND WITH ALL FAULTS.”  BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT AND IN THE CONVEYANCES, INCLUDING THE SPECIAL WARRANTY OF TITLE PROVIDED IN THE CONVEYANCES, SELLER HAS MADE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AS TO THE ASSETS OR AS TO THE ACCURACY OR COMPLETENESS OF THE BACKGROUND MATERIALS OR ANY OTHER INFORMATION RELATING TO THE ASSETS FURNISHED BY OR ON BEHALF OF SELLER OR TO BE FURNISHED TO BUYER OR ITS REPRESENTATIVES, INCLUDING WITHOUT LIMITATION ANY INTERNAL APPRAISALS AND/OR INTERPRETIVE DATA OF SELLER.  Buyer acknowledges and affirms that it has relied and will rely solely upon Seller’s representations, warranties and covenants in this Agreement and on its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, Tax or other consequences of this transaction, including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves associated with the Assets.

6.2                               Knowledge and Experience - Buyer (i) is engaged in the business of exploring for and/or producing oil and gas or other valuable minerals as an ongoing business and (ii) is purchasing the Assets for its own account for investment purposes and not with the intent to resell the Assets in violation of any federal or state securities Laws.  Buyer is an experienced and knowledgeable investor in oil and gas properties, has the financial and business expertise to evaluate the merits and risks of the transactions covered by this Agreement and has relied solely on the basis of its own independent investigation of the Assets and the terms of this Agreement for all purposes.  In acquiring the Assets, Buyer is acting in the conduct of its own business and not under any specific contractual commitment to any third party, or any specific nominee agreement with any third party, to transfer to, or to hold title on behalf of, such third party, with respect to all or any part of the Assets.  Buyer acknowledges that it has had the opportunity to seek the advice of persons it deemed appropriate concerning the consequences of the provisions of this Agreement and hereby waives any and all rights to claim that it is an unsophisticated investor in oil and gas properties.

6.3                               No Other Warranties - Buyer acknowledges that, except as otherwise set forth in this Agreement and in the Conveyances, Seller has not made any representation, covenant or warranty, express or implied, at common law, by statute or otherwise, relating to the Assets or the condition of the Assets, including, without limitation, any implied or express warranty of merchantability, of fitness for any particular purpose, or of conforming to models or samples of materials as to any personal property, fixtures or structures conveyed pursuant to this Agreement.

6.4                               Formation, Good Standing and Authority - Buyer is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.  The execution and delivery of this Agreement by Buyer and all agreements and documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by Buyer and no other actions on the part of Buyer are required to authorize this Agreement and the transactions contemplated hereby.  The execution and delivery of this Agreement by Buyer do not, and the performance of Buyer’s obligations (a) hereunder will not, as of the date hereof and as of the Closing, and (b) under the documents contemplated hereby to be executed by Buyer will not as of the Closing, (i) violate, or be in conflict with, any provision of Buyer’s governing documents (ii) materially violate or be in conflict on any material respect with or any provision of any agreement, instrument, judgment, decree, order, statute, rule or regulation applicable to Buyer.  This Agreement, and all documents and instruments contemplated hereby to be executed by Buyer, constitute legal, valid and binding obligations of Buyer in accordance with their respective terms, enforceable against Buyer in accordance with their respective terms, subject to all applicable bankruptcy and other similar Laws of general application with respect to creditors.

6.5                               Liability for Broker’s Fees - Buyer has not incurred any liability, contingent or otherwise, for broker’s or finder’s fees relating to the transactions contemplated by this Agreement for which Seller shall have any responsibility whatsoever.

6.6                               Financial Resources - Buyer has all funds necessary or sufficient capacity under its existing revolving credit agreement to pay the Base Purchase Price and any other amounts contemplated by this Agreement.

6.7                               Bankruptcy - There are no bankruptcy, reorganization or arrangement proceedings pending, being contemplated by, or to the knowledge of Buyer, threatened against Buyer.

6.8                               Consents - No consent, approval, authorization or permit of, or filing with or notification to, any Person is required for or in connection with the execution and delivery of this Agreement by Buyer or for or in connection with the consummation of the transactions and performance of the terms and conditions contemplated hereby by Buyer.

6.9                               Buyer Knowledge - As of the Execution Date, neither Buyer nor any Affiliate of Buyer has knowledge of any fact, circumstance or matter which results in any representation or warranty of Seller set forth in Article 5 being breached.

6.10                        Operatorship - Buyer is currently the operator of all the Assets under each operating agreement applicable to the Assets.  Neither Buyer nor any Affiliate of Buyer has received written notice from any Person (a) challenging or contesting the validity of Buyer’s status as the operator under any such operating agreement, (b) regarding removing Buyer as operator under any such operating agreement, (c) electing any other Person as operator under any such operating agreement, or (d) asserting that Buyer or any prior operators under any such operating agreement were deemed to have resigned.

ARTICLE 7

7.                                      TITLE

7.1                               Title Defects - From the Execution Date until October 10, 2014 (the “Due Diligence Period”), Buyer shall notify Seller in one or more writings of any Title Defects in the Assets.  For the purpose of this Agreement, a “Title Defect” shall mean a deficiency, charge, obligation, impairment, encumbrance, lien, encroachment, or defect, that exceeds Twenty Thousand Dollars ($20,000) in one (or more) of the following respects (other than Permitted Encumbrances):

7.1.1                     Adverse Claims — Seller’s title as to all or part of an Asset is subject to (i) an outstanding mortgage which is not released on or before Closing; (ii) a deed of trust which is not released on or before Closing; (iii) a lien or similar encumbrance which is not released on or before Closing; or (iv) a pending Claim in which a competing ownership interest in an Asset is claimed or implied.

7.1.2                     Increased Working Interest - Seller owns, or Buyer will be obligated to bear costs and expenses related to the maintenance, development and operations of working interests, more than the working interest shown on Exhibit “C” for a particular Asset without a proportionate increase in the corresponding net revenue interest shown on Exhibit “C”.

7.1.3                     Decreased Net Mineral Acres — Seller owns less than the number of Net Mineral Acres as set forth on Exhibit “C”.

7.1.4                     Reversions — An Asset is subject to reduction by the exercise by a third-party of a reversionary, back-in, or other similar right not reflected on Exhibit “C”, or an Asset that Seller is obligated to convey to any third party other than Buyer that is not reflected on Exhibit “C”.

7.1.5                     Decreased Net Revenue Interests.  Seller owns a lesser net revenue interest with respect to all or any part of the Assets than that set forth in Exhibit “C”.

7.2                               Additional Interests - If during the Due Diligence Period Buyer becomes aware of any Additional Interest, Buyer shall promptly notify Seller in writing of such Additional Interest.  For purposes of this Agreement, the term “Additional Interest” means a circumstance or matter where Seller has (i) a lesser working interest (without a proportionate decrease in the corresponding net revenue interest) with respect to all or any part of the Assets than shown on Exhibit “C”, (ii) a greater net revenue interest with respect to all or any part of the Assets than that set forth in Exhibit “C” (without a greater than proportionate increase in the corresponding working interest) or (iii) a greater interest in any Lease than the number of Net Mineral Acres as set forth on Exhibit “C”.  If during the Due Diligence Period Seller first becomes aware of any Additional Interest, Seller shall promptly notify Buyer in writing of the same.

7.3                               Notices - Any Title Defect notice pursuant to Section 7.1 or Additional Interest notice pursuant to Section 7.2 shall include appropriate documentation to substantiate the applicable position and the estimated value of the Title Defect or Additional Interest.  If any such notice is not timely delivered, the claimant shall thereafter have no right to assert such Title Defect or Additional Interest as the basis for an adjustment to the Base Purchase Price; provided, however, that this waiver shall not apply with regard to any matters or claims that Buyer may have the right to assert under the special warranty of title in the Conveyances.

7.4                               Adjustments to Base Purchase Price - Upon timely delivery of a notice under Article 7 pursuant to Section 7.1 or 7.2, either by Buyer or by Seller, Buyer and Seller shall meet at least two (2) Business Days prior to Closing and use their reasonable commercial efforts to agree on the validity of any claims for Title Defects or Additional Interests and the amount of any Base Purchase Price adjustment using the following criteria:

7.4.1                     Liquidated Charges - If the adjustment is based upon a lien, encumbrance, or other charge upon an Asset which is liquidated in amount or which can be estimated with reasonable certainty, then the adjustment shall be the sum necessary to be paid to the obligee to remove the encumbrance from the affected Asset.

7.4.2                     Ownership Variance -

(a)                                 If the adjustment is based upon Seller owning a lesser or greater net revenue interest with a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “C”, then the adjustment shall be proportionate to the amount allocated to the affected Asset on Exhibit “C”.

(b)                                 If the adjustment is based upon Seller owning less or more than the Net Mineral Acres than that set forth on Exhibit “C” for the applicable Lease, then the adjustment shall be equal to the product of (i) the shortfall or overage of Net Mineral Acres for the applicable Lease, times (ii) the applicable per Net Mineral Acre Allocated Value set forth on Exhibit “C”.

(c)                                  If the adjustment is based upon a lesser or greater net revenue interest without a corresponding proportionate lesser or greater working interest in an Asset than that shown on Exhibit “C”, then the Parties shall use their best efforts to agree upon a mutually acceptable Base Purchase Price adjustment based upon the Allocated Value for such Asset as set forth on Exhibit “C”.

7.4.3                     Valuation of Title Defects and Additional Interests -

(a)                                 If the adjustment is for an item other than as set forth in Section 7.4.1 or 7.4.2 above, Buyer and Seller shall endeavor to mutually agree on the amount of the Base Purchase Price adjustment.  If the Parties cannot agree to the existence of a Title Defect or Additional Interests or the applicable adjustment, the matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3.  Any such item shall be referred to as an “Open Defect”.  Notwithstanding any of the preceding provisions of this Section 7.4, all adjustments applicable to Title Defects or Additional Interests shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Title Defects or Additional Interests; provided, however, that if adjustments for alleged Title Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed twenty five percent (25%) of the Base Purchase Price (the “Termination Threshold”), then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and Closing shall subsequently occur with respect to the Assets made the subject of the dispute within ten (10) Business Days following the final resolution of the dispute.

(b)                                 Subject to the provisions of Section 7.5, for all Title Defects, Seller shall elect to either:

(i)                                     sell to Buyer the entire Asset(s) affected by the Title Defect but reduce the Base Purchase Price by the agreed upon amount associated with such Title Defect; or

(ii)                                  sell to Buyer the entire Asset(s) affected by the Title Defect with no reduction in the Base Purchase Price and attempt to cure such Title Defect prior to ninety (90) days after Closing, provided that (i) if Seller is able to cure such Title Defect within ninety (90) days after Closing, then there shall be no adjustment to the Base Purchase Price, or (ii) if Seller is unable to cure such Title Defect within ninety (90) days after Closing, then the Base Purchase Price shall be reduced by the agreed upon amount associated with such Title Defect (for the avoidance of doubt, if the Parties cannot agree on whether or not any such Title Defect was cured within such time period, such matter shall be resolved in accordance with the dispute resolution provisions in Section 20.3).

7.4.4                     Allocated Value Limitation - Notwithstanding anything to the contrary in this Agreement, the aggregate adjustment amount attributable to the effects of all Title Defects affecting an Asset shall not exceed the Allocated Value of such Asset.

7.5                               Deductible for Title Defects - Notwithstanding the provisions set forth above, Buyer shall not be entitled to receive any remedy on account of a Title Defect unless and until the aggregate net value of the sum of all Title Defects is greater than the sum of (a) one and a half percent (1.5%) of the Base Purchase Price plus (b) the total amount attributable to all Additional Interests (the “Title Deductible Amount”).  In such event, the Base Purchase Price shall be adjusted by the aggregate net value of the sum of all such Title Defects that collectively exceed the Title Deductible Amount.

7.6                               Termination - If, because of Title Defects, Open Defects, and Casualty Defects in the aggregate, the Base Purchase Price is to be adjusted downward by an amount exceeding the Termination Threshold either Party may, upon written notice to the other Party, terminate this Agreement pursuant to Section 19.1(c).

ARTICLE 8

8.                                      ENVIRONMENTAL AND ENVIRONMENTAL INDEMNITY

8.1                               Acceptance of Environmental Condition - SUBJECT TO BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20, UPON CLOSING, BUYER AGREES TO ACCEPT THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, BUT NOT LIMITED TO, COSTS TO CLEAN UP OR REMEDIATE; AND SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT (INCLUDING BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20), BUYER HEREBY AGREES TO RELEASE SELLER GROUP FROM ANY AND ALL LIABILITY AND RESPONSIBILITY THEREFOR AND AGREES TO INDEMNIFY, DEFEND, AND HOLD HARMLESS SELLER GROUP, FROM ANY AND ALL CLAIMS IN CONNECTION WITH THE ENVIRONMENTAL CONDITION OF THE ASSETS OR BUYER’S FAILURE TO PROPERLY REMEDIATE THE CONDITION WITH RESPECT TO THE ASSETS (INCLUDING CLAIMS RESULTING FROM SELLER GROUP’S

OWN NEGLIGENCE).  BUYER ACKNOWLEDGES AND AFFIRMS THAT THE ASSETS HAVE BEEN UTILIZED FOR THE PURPOSE OF EXPLORATION, PRODUCTION AND DEVELOPMENT OF OIL AND GAS, AND EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT (INCLUDING BUYER’S RIGHT TO INDEMNIFICATION FOR BREACHES OF SECTION 5.20), AT CLOSING, THE ASSETS WILL BE ACQUIRED IN THEIR “AS IS, WHERE IS” ENVIRONMENTAL CONDITION.  BUYER HAS CONDUCTED AN INDEPENDENT INVESTIGATION OF THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE ASSETS, TO THE EXTENT BUYER DEEMS NECESSARY OR APPROPRIATE.  FROM AND AFTER CLOSING, SUBJECT TO THE OTHER TERMS AND PROVISIONS SET FORTH IN THIS AGREEMENT, BUYER SHALL BE LIABLE TO SELLER GROUP FOR AND SHALL, IN ADDITION, INDEMNIFY, DEFEND, RELEASE AND HOLD HARMLESS SELLER GROUP, FROM AND AGAINST ANY AND ALL CLAIMS, IN FAVOR OF ANY THIRD PARTY OR ENTITY FOR INJURY, ILLNESS OR DEATH OF ANY PERSON(S) OR FOR DAMAGE, LOSS, POLLUTION OR CONTAMINATION OF ANY REAL OR PERSONAL PROPERTY, GROUNDWATER OR THE ENVIRONMENT ATTRIBUTABLE TO THE ENVIRONMENTAL CONDITION OF THE ASSETS, INCLUDING, WITHOUT LIMITATION, CLAIMS ARISING UNDER ENVIRONMENTAL LAWS OR, FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OWNERSHIP, OPERATION, CONDITION (WHETHER LATENT OR PATENT), MAINTENANCE OR ABANDONMENT OF ANY OF THE ASSETS AND WHETHER ARISING FROM OR CONTRIBUTED TO BY THE ACTIVE, PASSIVE, JOINT, SOLE OR CONCURRENT NEGLIGENCE, OR STRICT LIABILITY OF SELLER GROUP, INCLUDING ANY STRICT LIABILITY UNDER ENVIRONMENTAL LAWS, REGARDLESS OF WHETHER ANY SUCH CLAIMS RESULT FROM ANY CONDITIONS, EVENTS, ACTIONS OR INACTIONS ARISING, OCCURRING OR ACCRUING PRIOR TO, ON OR AFTER THE EFFECTIVE TIME.

8.2                               NORM - Subject to Section 5.20, Buyer acknowledges that the Assets have been used for exploration, development and production of oil, gas and water and that there may be petroleum, produced water, wastes or other materials located on, under or associated with the Interests.  Equipment and sites included in the Assets may contain NORM.  NORM may affix or attach itself to the inside of wells, materials and equipment as scale, or in other forms; the wells, materials and equipment located on or included in the Assets may contain NORM; and NORM containing material may have been buried, come in contact with the soil or otherwise been disposed of on or around the Assets.  Special procedures may be required for the remediation, removal, transportation or disposal of NORM from the Assets.  From and after the Closing, Buyer shall assume responsibility for the control, storage, handling, transporting and disposing of NORM from the Assets, whether present before or after the Effective Time, in a safe and prudent manner and in accordance with all applicable Environmental Laws, but only to the extent in quantities and in concentrations that are in compliance with, and do not require remediation or notice under, applicable Environmental Law, and which are also typical for oilfield operations of reasonable and prudent operators in the geographic areas in which the Assets are located.

8.3                               Confidentiality - Buyer and Seller shall treat all information regarding any environmental conditions as to the Assets as confidential and shall not make any contact with any Governmental Authority or third party regarding same without written consent from the other Party, which shall not be unreasonably withheld, unless so required by applicable Law.

ARTICLE 9

9.                                      THIRD-PARTY PREFERENTIAL PURCHASE RIGHTS AND CONSENTS

9.1                               Third Party Notices - Promptly following the execution of this Agreement, Seller shall request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), any consent or approval of any third party, person or Governmental Authority that are customarily received prior to Closing (“Consents”) and shall send out notices for all options, rights of first refusal, or similar preferential purchase rights burdening any of the Assets (each a “Preferential Purchase Right”) applicable to the Assets, in compliance with the terms of all Contracts providing for such Preferential Purchase Rights.  Seller shall promptly give notices to third parties holding either (i) any Consent rights, or (ii) Preferential Purchase Rights. Seller shall use all commercially reasonable efforts, but without obligation to incur any unreasonable cost or expense, to obtain waivers of, or to comply with, any such Preferential Purchase Right or Consents prior to Closing.  Seller shall deliver a written notice to Buyer on or before two (2) Business Days prior to Closing setting forth each consent requirement listed on Schedule 5.17 which, as of such date, has not been satisfied or waived.

9.2                               Third-Party Exercise - If a third-party exercises a Preferential Purchase Right of the Assets, the affected Asset shall be removed from this Agreement and the Base Purchase Price shall be adjusted by the dollar amount allocated to the affected Asset as set forth on Exhibit “C”.

9.3                               Third-Party Failure to Purchase - If a third-party exercises a Preferential Purchase Right for an Asset, but fails to close the purchase for any reason within sixty (60) days after Closing (or such longer period as may be provided for under the applicable Contract creating such Preferential Purchase Right), Seller shall give written notice to Buyer of such failure to close, and Buyer shall purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement and the applicable adjustments to the Base Purchase Price. Should a third-party fail to exercise its Preferential Purchase Right as to any portion of the Assets prior to Closing and the time for exercise or waiver has not yet expired, subject to the remaining provisions of this Section 9.3, such Assets shall not be included in the transaction at Closing and the Base Purchase Price payable at Closing shall be reduced by the Allocated Value of such Assets. If after Closing the third-party fails to exercise its Preferential Purchase Right as to such Assets within the time for exercise of such rights, Seller shall give written notice to Buyer of such failure to close, and Buyer shall purchase such Asset for the Allocated Value set forth on Exhibit “C” for such Asset and on the terms and conditions set forth in this Agreement including the Effective Time set forth in this Agreement and the applicable adjustments to the Base Purchase Price.

ARTICLE 10

10.                               CONDITIONS TO CLOSING; SETTLEMENT STATEMENT; CLOSING

10.1                        Seller’s Conditions to Closing - The obligations of Seller at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Seller, of the following conditions:

(a)                                 All representations and warranties of Buyer contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date; and Buyer shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  All consents and approvals required of any third party or Governmental Authorities in order to sell and transfer the Assets to Buyer and otherwise close and consummate the transaction contemplated herein, except consents and approvals of assignments by Governmental Authorities or third parties that are customarily obtained after Closing, shall have been received or waived in writing, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

(d)                                 If requested by Seller, Buyer shall have provided Seller evidence satisfactory to Seller that Buyer, as of Closing (i) is qualified to do business and to own the Assets in all jurisdictions in which the Assets are located and (ii) has posted all bonds required by any Governmental Authority or other body to own and operate the Assets.

(e)                                  The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Casualty Defects and Open Defects shall not have exceeded the Termination Threshold.

(f)                                   Buyer shall have performed its obligations set forth in Section 10.5.

(g)                                  Buyer and Seller shall have executed the Closing Settlement Statement defined under Section 10.3.

10.2                        Buyer’s Conditions to Closing - The obligations of Buyer at the Closing are subject to the satisfaction at or prior to the Closing, or waiver in writing by Buyer, of the following conditions:

(a)                                 All representations and warranties of Seller contained in this Agreement, to the extent qualified with respect to materiality, shall be true and correct in all respects, and to the extent not so qualified, shall be true and correct in all material respects, in each case as if such representations and warranties were made at and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be deemed to refer to such earlier date referenced in such representation and warranty), and Seller shall have performed and satisfied in all material respects all covenants and agreements required to be performed and satisfied by it under this Agreement at or prior to the Closing.

(b)                                 No suit, action or other proceeding brought by a third party shall be pending, nor shall any order have been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement which remains in effect at the time of Closing, in either case, that restrains or prohibits or seeks to restrain or prohibit, or seeks damages in connection with, the purchase and sale contemplated by this Agreement.

(c)                                  Buyer shall be the operator under all operating agreements applicable to the Assets; provided, however, that in the event Buyer voluntarily resigns as the operator under any operating agreement applicable to the Assets, then Buyer shall be the operator under all other operating agreements applicable to the Assets.

(d)                                 The aggregate adjustments to the Base Purchase Price attributable to Title Defects, Casualty Defects and Open Defects shall not have exceeded the Termination Threshold.

(e)                                  Seller shall have performed its obligations set forth in Section 10.5.

(f)                                   Seller shall have executed the Closing Settlement Statement defined under Section 10.3.

10.3                        Closing Settlement Statement - At least three (3) Business Days prior to Closing, Seller shall provide Buyer with a closing settlement statement covering all adjustments, without duplication, to the Base Purchase Price to be made at Closing under this Agreement, and any other amounts that the Parties mutually agree in writing (the “Closing Settlement Statement”).  To the extent available, actual numbers shall be used.  If not available, Seller shall use reasonable and good faith estimates in consultation with Buyer of the same, which estimates shall be adjusted to take into account actual numbers in connection with the Post-Closing Statement described in Section 11.3 below.  In preparing the Closing Settlement Statement Seller shall have no obligation to make an accrual for revenues not received as of Closing.  Within two (2) Business Days after receipt of the Closing Settlement Statement, Buyer has the right, but not the obligation, to deliver to Seller a written report containing all changes with the explanation therefor that Buyer proposes to be made to the Closing Settlement Statement. After Seller’s review of Buyer’s proposed changes to the Closing Settlement Statement and at least one (1) Business Day prior to Closing, the Parties shall execute the Closing Settlement Statement, which shall include any such proposed changes accepted by Seller.

10.4                        Closing Date and Place - The closing of the transaction contemplated by this Agreement shall be held on or before October 15, 2014 (the “Closing Date”), at the offices of Seller at 777 Post Oak Boulevard, Suite 650, Houston, Texas  77056, or at such other place as the Parties mutually agree (the “Closing”).

10.5                        Closing Activities - The following actions shall take place at Closing:

10.5.1              Certificates - Each Party shall deliver to the other Party a certificate in a form reasonably satisfactory to the other Party dated as of the Closing and executed on behalf of such Party by a duly authorized officer, partner, attorney-in-fact or owner, as appropriate, of such Party to the effect that (a) the Party has all requisite corporate or limited liability company power and authority to purchase or sell the Assets, as the case may be, on the terms described in this Agreement and to perform its other obligations hereunder, (b) that all corporate or limited liability company prerequisites of whatsoever nature have been fulfilled, and (c) certifying that all conditions to Closing as set forth in Section 10.1(a) or 10.2(a), as the case may be, have been met.

10.5.2              Conveyances - Seller and Buyer shall execute, acknowledge and deliver two (2) counterpart copies of each of the Conveyances (substantially in the form set forth as Exhibit “D” attached hereto) to be filed in each respective county where the Assets are located, assigning and conveying the Assets to Buyer, as well as applicable governmental assignment forms.

10.5.3              Payment - Buyer shall deliver to an account designated in writing by Seller by wire transfer of same day funds the Base Purchase Price, less the Deposit, and plus or minus any other adjustments thereto contemplated in Section 3.3 above or otherwise in this Agreement.

10.5.4              Possession - Seller shall deliver to Buyer exclusive possession of the Assets.

10.5.5              Letters-in-Lieu - Seller shall prepare and Seller and Buyer shall execute and deliver to Buyer the Letters-in-Lieu of Transfer Orders provided for in Section 13.3.

10.5.6              Release of Mortgages, Deeds of Trusts, Liens, Encumbrances and Financing Statements - Seller shall deliver to Buyer duly executed releases of any mortgages, deeds of trust, liens, encumbrances and financing statements, if any, placed by (or caused to be placed by) Seller or any of its Affiliates upon and encumbering Seller’s interest in the Assets.

10.5.7              Additional Documents — Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

10.5.8              Oneok Assignment and Assumption Agreement — Buyer and Seller shall execute and deliver to each other the Oneok Assignment and Assumption Agreement.

10.5.9              Parent Guaranty — Magnum Hunter Resources Corporation and Buyer shall execute the Parent Guaranty.

10.5.10       Joint Instructions — Seller and Buyer shall execute and deliver joint instructions to the Escrow Agent regarding the Deposit as agreed to by Seller and Buyer pursuant to this Agreement.

10.5.11       FIRPTA — Seller shall execute and deliver to Buyer a certificate of non-foreign status as described in Treasury Regulations § 1.1445-s(b)(2).

ARTICLE 11

11.                               POST-CLOSING OBLIGATIONS

Seller and Buyer agree to the following post-Closing obligations:

11.1                        Recordation and Filing of Documents - After the Closing, Buyer shall, at its sole cost and expense, file or record the Conveyances in the appropriate county and governmental records.  Buyer shall promptly provide a copy of same, including recording date, to Seller, all at the sole cost of Buyer.

11.2                        Records - Within ten (10) Business Days after the Closing, Seller shall furnish Buyer the Records in its possession or under its control.  Each Party shall bear fifty percent (50%) of all out-of-pocket costs associated with delivering the Records.  Insofar as Seller reasonably believes the Records may be needed or useful in connection with federal, state or local regulatory or Tax matters or resolution of disputes, litigation, or contract compliance issues, Buyer (for a period of seven (7) years after the Closing) shall further make available to Seller Group (at the location of such Records in Buyer’s organization) access to the Records during normal business hours, upon not less than two (2) Business Days prior written request by Seller Group, and Seller Group shall have the right to copy at its own expense and retain such copies of the Records as Seller Group, in good faith, believes may be useful or needed in connection with the above-described matters.

11.3                        Post-Closing Statement - Seller shall issue a post-closing statement covering adjustments, without duplication, to the Base Purchase Price that were not included (or were estimated) in the Closing Settlement Statement (or have otherwise been finally determined or trued-up) (the “Post-Closing Statement”) within one hundred twenty (120) days after Closing, including supporting documentation.  Buyer shall respond with objections and proposed corrections within thirty (30) days of the receipt of the Post-Closing Statement.  If Buyer does not respond with objections and the support therefor to the Post-Closing Statement in writing within thirty (30) days of the issuance of the Post-Closing Statement, said Statement shall be deemed approved by Buyer.  In the event that Buyer does respond and objects within this time period, the Parties shall meet within fifteen (15) days following receipt of Buyer’s objections and attempt to resolve the disputed items.  If the Parties are unable to resolve the disputed items by the end of such fifteen-day period, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  After approval by Seller and Buyer (or after final resolution of the same under Section 20.3), the net adjustment due pursuant to the Post-Closing Statement for the Assets conveyed shall be summarized and a net check or invoice shall be sent to the Buyer or Seller, as the case may be.  Buyer or Seller, as the case may be, agrees to promptly pay such invoice within ten (10) days after receipt.

11.4                        Suspense Accounts - The Parties acknowledge and agree that the operator of the Assets may hold monies in suspense, which monies are payable to royalty owners, mineral owners and other persons with an interest in production associated with the Assets that such operator has been unable to pay (the “Suspense Accounts”).  No downward adjustment to the Base Purchase Price will be made at Closing to reflect the Suspense Accounts.

11.5                        Further Assurances - Buyer and Seller further agree that each shall, from time to time and upon reasonable request, execute, acknowledge, and deliver in proper form, any instrument of conveyance, assignment, transfer, or other instruments reasonably necessary for transferring title in the Assets to Buyer or otherwise to implement the transaction contemplated herein.

11.6                        Oneok Assignment and Assumption Agreement - At Closing, the Parties shall enter into an agreement (the “Oneok Assignment and Assumption Agreement”) regarding the assignment and assumption of a share of Seller’s interest in the Oneok Gas Purchase Agreement, which Oneok Assignment and Assumption Agreement shall be in the form attached hereto as Exhibit “G”.

ARTICLE 12

12.                               TAXES

12.1                        Property Taxes - Seller shall be responsible for all ad valorem Taxes, property Taxes, and similar obligations (“Property Taxes”) applicable to the Assets for any period prior to the Effective Time, and Buyer shall be responsible for all such Property Taxes for any period that begins on or after the Effective Time.  With respect to the 2014 Tax period in which the Effective Time occurs (the “Current Tax Period”), such Property Taxes shall be apportioned between Seller and Buyer as of the Effective Time based on the Current Tax Period’s assessed value at the most current Tax rate.  The apportionment method shall be an allocation based on the number of days the Assets were owned.  The amount apportioned to the Seller shall be the number of days the Assets were owned from January 1, 2014 to the day prior to the Effective Time.  The amount apportioned to the Buyer shall be the number of days the Assets were owned from the Effective Time to December 31, 2014.  Seller shall reimburse Buyer at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Seller pursuant to this Section 12.1 that are paid or are to be paid by Buyer.  Buyer shall file the Tax Return (unless previously filed by Seller) with respect to the Current Tax Period and shall pay any Taxes shown due with respect thereto, subject to Buyer’s right to reimbursement for the portion allocable to Seller pursuant to this Section 12.1.  Buyer agrees to reimburse Seller at Closing or in connection with any post-closing settlement provided for herein the amount of any Property Taxes allocated to Buyer pursuant to this Section 12.1 that are paid or to be paid by Seller. If the Property Taxes pursuant to the preceding provisions of this Section 12.1 (the “Estimated Property Taxes”) are different than the actual Property Taxes for the Current Tax Period, Buyer and Seller agree to co-operate in good faith and readjust the amount of Property Taxes for which Buyer and Seller are liable under this Section 12.1 by means of a payment from Seller to Buyer or Buyer to Seller, as the case may be, in order to true-up the Estimated Property Taxes with the actual Taxes that are owed for the Current Tax Period.

12.2                        Production Taxes - All production, severance or excise Taxes imposed on or with respect to the production of oil, natural gas, or other Hydrocarbons or minerals, or the receipt of proceeds therefrom, attributable to the Assets, shall be apportioned between the Parties based upon the respective shares of production taken by the Parties.  Payment or withholding of all such Taxes that have accrued prior to the Effective Time that are due prior to the Closing Date and filing of all statements, returns and documents pertinent thereto that are due prior to the Closing Date shall be the responsibility of Seller.  From and after Closing, payment or withholding of all such Taxes that have accrued from and after the Effective Time that are due after the Closing Date and the filing of all statements, returns and documents incident thereto that are due after the Closing Date shall be the responsibility of Buyer.  In the event any such Taxes attributable to the Assets and to periods on or after the Effective Time become due and payable prior to Closing, Seller shall timely pay and satisfy the same, and appropriate adjustments therefor, and for all such Taxes, shall be made to the Base Purchase Price under Section 3.3 above.

12.3                        Other Taxes - As may be required by relevant Governmental Authority, Seller shall collect and Buyer shall pay at Closing all applicable state and local sales tax, use tax, gross receipts tax, business license tax, and other taxes attributable to the consummation of the transactions under this Agreement except Taxes imposed by reason of income to (or capital of) Seller (“Transfer Taxes”).  The Transfer Tax collected shall be based upon the Allocated Values as provided in Exhibit “C” and shall be added to the Base Purchase Price at Closing.  Any state or local tax specified above, inclusive of any penalty and interest, assessed at a future date against Seller with respect to the transaction covered herein shall be paid by Buyer or, if paid by Seller, Buyer shall promptly reimburse Seller therefor.  Any documentary stamp tax which may be due shall be paid by Buyer. Seller and Buyer shall reasonably cooperate to mitigate, reduce or eliminate any Taxes referred to in this Section 12.3, and to use reasonable efforts to obtain any certificate or other documents from any Governmental Authority as may be possible to mitigate, reduce or eliminate any such Taxes.

12.4                        Cooperation - Buyer and Seller shall cooperate to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns with respect to the Assets (other than with respect to income and franchise Taxes) and any audit, litigation or other proceeding with respect to such Taxes imposed on or with respect to the Assets for any period including the Closing Date or any period ending on or prior to the Closing Date for which a Tax Return has not been filed as of the Effective Time.

ARTICLE 13

13.                               OWNERSHIP OF ASSETS

13.1                        Distribution of Production - All oil in storage above the pipeline connection (less tank bottoms) or gas beyond the meters at the Effective Time shall be credited to Seller, less applicable royalties and production, severance or excise Taxes.  Seller shall use the operator’s gauging of the oil in storage and reading of all gas meters as of the Effective Time.  As part of the Closing Settlement Statement, the price for such oil in storage shall be at the price paid to Seller under the applicable Contract at the time of such sale.  Title to the oil in storage shall pass to Buyer as of the Effective Time, and an upward adjustment shall be made to the Base Purchase Price due at Closing, less applicable royalties and production, severance or excise Taxes.

13.2                        Proration of Income and Expenses - Except as otherwise provided in this Agreement, all proceeds (including proceeds held in suspense or escrow, except for the Deposit), receipts, credits, and income attributable to the Assets for all periods of time prior to the Effective Time shall belong to Seller, and all proceeds, receipts, credits, and income attributable to the Assets for all periods of time from and after the Effective Time shall belong to Buyer.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements, and obligations attributable to the Assets for periods of time prior to the Effective Time shall be the obligation of Seller, and Seller shall promptly pay, or if paid by Buyer, promptly reimburse Buyer for and hold Buyer harmless from and against same.  Except as otherwise provided in this Agreement, all costs, expenses, disbursements and obligations attributable to the Assets for periods of time from and after the Effective Time shall be the obligation of Buyer, and Buyer shall promptly pay, or if paid by Seller Group, promptly reimburse Seller for and hold Seller Group harmless from and against same; provided, however, for the avoidance of doubt, that income, franchise, and similar Taxes of Seller shall not be borne by Buyer.

13.3                        Notice to Remitters of Proceeds - Buyer shall be responsible for informing all purchasers of production or other remitters to pay Buyer and obtain from the remitter revenues accrued after the Effective Time.  The remitter shall be informed by Seller and Buyer via Letters-in-Lieu of Transfer Order or such other reasonable documents which remitter may require.

13.4                        Imbalances - Set forth in Schedule 13.4 is a listing of all gas imbalance volumes derived from the most recent imbalance statement from the operator of each Well where a known imbalance exists measured in Mcfs and the aggregate net volume of overproduction or underproduction, as applicable, with respect to the Assets (the “Represented Imbalance”).  As part of the Post-Closing Statement, the Base Purchase Price shall be adjusted, upward or downward as appropriate, to reflect the value of the difference between the aggregate net volume of overproduction or underproduction associated with the Assets set forth on Schedule 13.4 and the aggregate net volume of overproduction or underproduction associated with the Assets as of the Effective Time, as derived from the imbalance statement of the well operator as of that time (the “Assumed Imbalances”).  The value of said difference between the aggregate net volume (less royalties) of overproduction or underproduction, as applicable, shall be the product obtained by multiplying $2.00 by the volume of such difference in Mcfs.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such production imbalances relating to the Assets, whether occurring on, before or after the Effective Time.

13.5                        Pipeline and Other Non-Wellhead Imbalances - To the extent there exists any imbalances attributable to Hydrocarbons produced from the Assets as of the Effective Time with respect to any gas pipeline, storage or processing facility (the “Pipeline Imbalances”), at Closing the Base Purchase Price shall be adjusted upward or downward, as appropriate, to reflect the value of said Pipeline Imbalance.  The value of said Pipeline Imbalance shall be calculated by summing the product(s) obtained by multiplying the volume of each net over-position or under-position, as the case may be, measured in the same manner as it is measured by the pipeline, storage or processing facility, as applicable, by the value at which the Pipeline Imbalance was either cashed out, made up or sold, or if otherwise undeterminable then using existing fair market value of, or price for, said Hydrocarbons.  Buyer shall be solely responsible for any liability and solely entitled to any benefit from such Pipeline Imbalances relating to the Assets from and after the Effective Time; provided, that Buyer shall not be liable for any penalties or surcharges payable to the pipeline transport for periods prior to the Effective Time.  If the Pipeline Imbalance cannot be determined by Closing or if the pipeline storage or processing facility makes any adjustments attributable to pre-Effective Time periods subsequent to Closing but prior to the Post-Closing Statement, then the value adjustment associated with any imbalance will be made in connection with the Post-Closing Statement.

ARTICLE 14

14.                               INTERIM OPERATIONS

14.1                        Standard of Care - During the period from the Execution Date to Closing, Seller shall:

(i)                                     to the extent the operator of the Assets allows, permit Buyer to have access for inspection as to any of the Assets;

(ii)                                  operate the Assets operated by Seller or its Affiliate, and with respect to other Assets, use commercially reasonable efforts to ensure that the operator operates the Assets, in its ordinary course of business and in accordance with applicable industry standards and the terms and conditions of all applicable Contracts, laws and regulations;

(iii)                               not transfer, sell, hypothecate, encumber, abandon or otherwise dispose of any portion of the Assets (other than the sale of Hydrocarbons in the ordinary course of business or as required in connection with the exercise by third-parties of Preferential Purchase Rights or outstanding mortgages placed by Seller upon the Assets to be released on or before Closing);

(iv)                              to the extent the operator of the Assets, use commercially reasonable efforts to assist the Buyer (without incurring any third party expenses) in preserving the present relationships related to the Assets with Persons having significant business relations therewith, such as suppliers, customers, brokers, agents or otherwise;

(v)                                 take any and all actions reasonably necessary to ensure that the Assets are free and clear as of the Closing of all liens and encumbrances placed thereon by, through or under Seller, other than Permitted Encumbrances and liens for Taxes not yet due or payable;

(vii)                           not waive, compromise or settle any material right or claim if such waiver, compromise or settlement would adversely affect the use, ownership or operation of any of the Assets in any material respect;

(viii)                        will not terminate, materially amend, or extend any Material Contracts affecting the Assets and will not execute any Material Contracts affecting the Assets;

(ix)                              to the extent the operator of the Assets, use commercially reasonable efforts to cause the Assets to be maintained in accordance with the terms and conditions of the applicable Contracts and applicable laws and regulations and consistent with past practices, and consult with Buyer with respect to same; and

(x)                                 not initiate any vote under the procedures set forth in the applicable operating agreement to remove Buyer as operator thereunder, or otherwise contend that Buyer or any prior operators thereunder were deemed to have resigned as operator.

14.2                        Third-Party Notifications - Buyer shall make all notifications to all Governmental Authorities and similar groups associated with the Assets within five (5) days prior to Closing.  A copy of all such notifications shall be promptly provided to Seller pursuant to the notice provisions contained in Article 18 hereof.

14.3                        Notification of Breaches- If after the Execution Date Buyer or any Affiliate of Buyer obtains knowledge of any fact, circumstance or matter which could result in any representation or warranty of Seller in Article 5 being breached, Buyer will promptly furnish Seller written notice thereof.

ARTICLE 15

15.                               EXCHANGE PROVISION

Seller and Buyer, respectively, shall have the right, prior to Closing, to elect to effect a tax-deferred exchange under Code Section 1031 (a “Tax Deferred Exchange”) for the Assets at any time prior to Closing.  If such Party elects to affect a Tax-Deferred Exchange, the other Party agrees to execute escrow instructions, documents, agreements or instruments to affect the exchange; provided, however, that the other Party shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.  Seller and Buyer, as the case may be, may assign any of its rights and delegate performance of any of its duties under this Agreement in whole or in part to a third party in order to effect such an exchange; provided, however, that such Seller and/or Buyer shall remain responsible to the other Party for the full and prompt performance of its respective delegated duties.  The electing Party shall indemnify and hold the other Party and the members of its Seller Group or Buyer Group, as the case may be, harmless from and against all Claims resulting from its participation in any exchange undertaken pursuant to this Article 15 pursuant to the request of the electing Party.

ARTICLE 16

16.                               ASSUMPTION OF LIABILITY AND GENERAL INDEMNIFICATION

16.1                        Definitions - For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Buyer Group” shall be deemed to include Buyer and its Affiliates, all successors, heirs and assigns of Buyer and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.  For purposes of this Article 16 and all other provisions of this Agreement which contain an indemnification provision, the term “Seller Group” shall be deemed to include Seller and its Affiliates, all successors, heirs and assigns of Seller and its Affiliates, and the officers, directors, members, managers, shareholders, employees, representatives, co-owners, contractors, subcontractors, or agents of any of the foregoing.

16.2                        Buyer’s Assumption of Obligations

16.2.1              Assumed Obligations - Subject to Closing occurring, and further subject to the Seller’s indemnification provisions of Section 16.4, Buyer hereby assumes and agrees to timely fulfill, perform, pay and discharge (or cause to be timely fulfilled, performed, paid or discharged):

(a)                                 except as set forth in Section 16.2.1(a)(ii) below, all of the obligations, liabilities and Claims of or against the Seller, known or unknown, with respect to the Assets, but only insofar as the same arise on, or after, and are attributable to actions, occurrences and operations conducted from and after, the Effective Time, including, but not limited to:

(i)                                     the payment and/or performance of all Taxes, leasehold and equipment rentals and release payments, royalties, excess royalties, in-lieu royalties, overriding royalty interests, production payments, net profit obligations, carried working interests and any other matters with which the Assets may be burdened, insofar as the same are attributable to the periods from and after the Effective Time;

(ii)                                  Claims for damages to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising from and after the Closing Date;

(iii)                               any other Claims arising, directly or indirectly from, or incident to, the use, occupation, operation (including but not limited to royalty and accounting Claims or production or pipeline imbalances) or maintenance of any of the Assets arising or occurring from and after the Effective Time; and

(b)                                 all of those liabilities and obligations described in Section 16.2.2, and

(c)                                  following the expiration of Seller’s indemnity obligations as set forth in Section 16.4, any and all duties and obligations or Claims which would fall under Sections 16.4(iii) through (v), inclusive, whether arising before, or after Closing except as otherwise provided in Section 16.4,

(collectively (a), (b) and (c) shall be referred to as the “Assumed Obligations”).

16.2.2              Environmental Assumed Obligations — Subject to Closing occurring, and further subject to the Seller indemnification provisions of Section 16.4(i) as to Buyer’s right to indemnification for breaches of Section 5.20:

(i)                                     THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ALL COSTS AND EXPENSES INCURRED FROM AND AFTER THE EFFECTIVE TIME AND ASSOCIATED WITH PLUGGING AND ABANDONMENT OF ALL WELLS, DECOMMISSIONING OF ALL FACILITIES AND PLATFORMS, AND CLEARING AND RESTORATION OF ALL SITES, IN EACH CASE INCLUDED IN, OR RELATED TO, THE ASSETS, AND BUYER MAY NOT CLAIM THE FACT THAT PLUGGING AND ABANDONMENT, DECOMMISSIONING, SITE CLEARANCE OR RESTORATION OPERATIONS ARE NOT COMPLETE OR THAT ADDITIONAL COSTS AND EXPENSES ARE REQUIRED TO COMPLETE ANY SUCH OPERATIONS AS A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES MADE HEREUNDER OR THE BASIS FOR ANY OTHER REDRESS AGAINST SELLER.

(ii)                                  THE ASSUMED OBLIGATIONS SHALL INCLUDE, AND BUYER, FROM AND AFTER THE CLOSING ACCEPTS SOLE RESPONSIBILITY FOR AND AGREES TO PAY, ANY AND ALL COSTS AND EXPENSES ARISING OUT OF ENVIRONMENTAL LAWS (INCLUDING, WITHOUT LIMITATION, ANY COMPLIANCE OR NON-COMPLIANCE THEREWITH, ANY ADVERSE ENVIRONMENTAL CONDITIONS, AND THE DISPOSAL, RELEASE, DISCHARGE OR EMISSION OF HYDROCARBONS, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES OR POLLUTANTS INTO THE ENVIRONMENT), KNOWN OR

UNKNOWN, WITH RESPECT TO THE ASSETS, REGARDLESS OF WHETHER SUCH OBLIGATIONS OR LIABILITIES AROSE PRIOR TO, ON, OR AFTER THE EFFECTIVE TIME.  BUYER EXPRESSLY AGREES TO ASSUME THE RISK THAT THE ASSETS MAY CONTAIN WASTE MATERIALS, INCLUDING, WITHOUT LIMITATION, NORM, HAZARDOUS SUBSTANCES, HAZARDOUS WASTES, HAZARDOUS MATERIALS, SOLID WASTES, OR OTHER POLLUTANTS, SUBJECT, HOWEVER TO BUYER’S RIGHT OF INDEMNITY UNDER SECTION 16.4(i) FOR BREACHES OF SECTION 5.20.

16.2.3              Full Understanding - Buyer covenants and agrees that it shall not attempt to avoid the effect of the indemnification made by it above by later arguing that at the time of the indemnification it did not fully appreciate the extent of any such Claims.

16.3                        Buyer’s General Indemnity - Buyer shall, upon Closing, defend, indemnify, release and hold harmless Seller Group from and against any and all Claims in favor of any Person arising from or relating to:

(i)            Buyer’s breach of any of its representations and warranties in this Agreement or in any agreements or instruments executed by Buyer in connection herewith;

(ii)           Buyer’s breach of any of its covenants in and under this Agreement or in or under any agreements or instruments executed by Buyer in connection herewith; and

(iii)          The Assumed Obligations,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF SELLER GROUP, BUYER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY SUCH CLAIMS TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLER GROUP.

16.4                        Seller’s General Indemnity - Seller shall, upon Closing, defend, indemnify, release and hold harmless Buyer Group from and against any and all Claims in favor of any Person arising from or related to:

(i)                                     Seller’s breach of any of its representations and warranties in this Agreement;

(ii)                                  Seller’s breach of any of its covenants in and under this Agreement;

(iii)          subject to the provisions of Section 16.2.2, any and all duties and obligations of Seller, express or implied, with respect to the Assets or the use, ownership, operation or disposition of the Assets arising before (or otherwise attributable to periods, or to actions, occurrences or operations conducted prior to) the Effective Time under any theory of liability, including, without limitation, by virtue of the Leases, Easements, Contracts and/or any permit, applicable statute, rule, regulation or order of any Governmental Authority;

(iv)          subject to the provisions of Section 16.2.2, any Claims for damage to or property owned by a third party or for personal injury, illness, bodily injury, or death of any person arising before the Effective Time;

(v)           subject to the provisions of Section 16.2.2, any other Claims arising directly or indirectly from, or incident to, the use, occupation, operation (including, but not limited to royalty and accounting Claims) or maintenance of any of the Assets, and arising or accruing prior to the Effective Time;

(vi)          the failure of Seller to properly pay when due all royalties, overriding royalties, production payments, and, whether as operator or non-operator of the Assets, its own working interest payments as billed to it by the operator, in each case to the extent relating to the Assets and attributable to periods prior to the Effective Time with respect to the ownership or operation of the Assets;

(vii)         any Claims arising directly or indirectly from the Retained Assets; provided, however, that Seller shall not be required to defend, indemnify or hold harmless Buyer Group from and against any Claims in favor of any Person arising from or related to the NuLoch Participation Agreement; and

(viii)        subject to the provisions of Section 16.2.2, any liability or obligation relating to any lawsuits, arbitrations or similar proceedings pending as of the Closing Date as to which Seller is a party,

REGARDLESS OF WHETHER ANY OF SUCH CLAIMS MAY BE ATTRIBUTABLE, IN WHOLE OR IN PART, TO THE STRICT LIABILITY OR NEGLIGENCE OF BUYER GROUP, SELLER OR THIRD PARTIES, WHETHER SUCH NEGLIGENCE IS ACTIVE OR PASSIVE, JOINT OR CONCURRENT, EXCLUDING ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF BUYER GROUP; PROVIDED, HOWEVER, THAT SELLER’S

OBLIGATION TO INDEMNIFY BUYER PURSUANT TO SECTIONS 16.4(i), (iii), (iv) AND (v) ABOVE SHALL APPLY ONLY FOR A PERIOD OF 15 MONTHS FOLLOWING THE CLOSING DATE, EXCEPT THAT SELLER’S OBLIGATION TO INDEMNIFY BUYER (x) UNDER SECTION 16.4(i) FOR BREACH OF SECTIONS 5.1, 5.2, 5.5 AND 5.14. (THE “FUNDAMENTAL REPRESENTATIONS”), (y) UNDER SECTIONS 16.4(ii), (vi), (vii) AND (viii) AND (z) FOR TAXES THAT ARE THE RESPONSIBILITY OF SELLER UNDER ARTICLE 12, SHALL IN EACH CASE SURVIVE INDEFINITELY.  THEREAFTER, SUBJECT TO THE PRECEDING SENTENCE, BUYER SHALL, PURSUANT TO SECTION 16.3, ASSUME RESPONSIBILITY FOR, AND SHALL ALSO AGREE TO PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING IN FAVOR OF ANY PERSON FOR PERSONAL INJURY, DEATH, DAMAGE TO PROPERTY OR FOR ANY OTHER CLAIMS ARISING DIRECTLY OR INDIRECTLY FROM, OR INCIDENT TO, THE USE, OCCUPATION, OPERATION OR MAINTENANCE OF ANY OF THE ASSETS OR ANY OTHER CLAIMS WHICH WOULD OTHERWISE BE SUBJECT TO SELLER’S GENERAL INDEMNITY UNDER SECTIONS 16.4(i), (iii), (iv) AND (v).

16.5                        Limitation on Indemnification - Notwithstanding anything to the contrary contained herein, Seller shall have no obligation to indemnify Buyer unless, and then only to the extent that, (i) any individual claim exceeds Fifty Thousand Dollars ($50,000) per item and (ii) the aggregate losses to which Buyer would be entitled to indemnification (but for the provision of this Section 16.5) exceed a deductible equal to one and a half percent (1.5%) of the Base Purchase Price.  Notwithstanding anything to the contrary contained herein, Seller’s aggregate liability for the indemnification under Sections 16.4(i)-(v) above shall not exceed twenty percent (20%) of the Base Purchase Price, except for Seller’s liability for indemnification under Section 16.4(i) for breaches of the Fundamental Representations. Nothing in this Article 16 shall limit or otherwise modify the liability of Seller for breach of the special warranty of title set forth in the Conveyances.  Notwithstanding anything in this Agreement to the contrary, Seller shall not have any obligation to indemnify hereunder in respect of any Claims relating to Taxes attributable to any tax period (or portion thereof) beginning on or after the date that includes the Effective Time.

16.6                        Further Limitation on Indemnification - Neither Party shall have any obligation under Article 16 with respect to any amount which has already been taken into account and applied to or against the Base Purchase Price in the Closing Settlement Statement or the Post-Closing Statement, provided such Party has paid all amounts due pursuant to this Agreement.

16.7                        Indemnification Procedures

16.7.1              General - All Claims for indemnification under this Agreement shall be asserted and resolved pursuant to this Section 16.7.  Any Person claiming indemnification hereunder is hereinafter referred to as the “Indemnified Party” and any Person against whom such claims are asserted hereunder is hereinafter referred to as the “Indemnifying Party.”

16.7.2              Claim Notice - In the event that a Party wishes to assert a claim for indemnity hereunder, such Party shall with reasonable promptness provide to the Indemnifying Party a written notice of the indemnity claim it wishes to assert on behalf of itself or another Indemnified Party, including the specific details of and specific basis under this Agreement for its indemnity claim (a “Claim Notice”).  To the extent any losses for which indemnification is sought are asserted against or sought to be collected from an Indemnified Party by a third party, such Claim Notice shall include a copy of all papers served on the applicable Indemnified Party with respect to such Claim.  The failure of any Indemnified Party to give notice of a third party Claim as provided in this Section 16.7.2 shall not relieve the Indemnifying Party of its indemnity obligations except to the extent such failure prejudices the Indemnifying Party’s ability to defend against the third party Claim.

16.7.3              Notice Period - The Indemnifying Party shall have thirty (30) days from the personal delivery or receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not it disputes its liability hereunder with respect to such losses and/or (ii) with respect to any losses arising out of, associated with, or relating to third party Claims, whether or not it desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against any such losses.  In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such losses, the Indemnifying Party shall have the right to defend all appropriate proceedings with counsel of its own choosing.  If the Indemnified Party desires to participate in, but not control, any such defense or settlement it may do so at its sole cost and expense.

16.7.4              Cooperation - If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any losses that the Indemnifying Party elects to contest or, if appropriate and related to the Claim in question, in making any counterclaims against the third party asserting such losses, or any cross-complaint against any third party (other than a Seller Indemnified Party, if the Indemnified Party is a Seller Indemnified Party; and other than a Buyer Indemnified Party, if the Indemnified Party is a Buyer Indemnified Party).  Such cooperation shall include the retention and provision to the Indemnifying Party of all records and other information that are reasonably relevant to the losses at issue.

16.7.5              Settlement - No third party claim that is the subject of indemnification hereunder may be settled or otherwise compromised without the prior written consent of the Indemnifying Party.  No such Claim may be settled or compromised by the Indemnifying Party without the prior written consent of the Indemnified Party unless such settlement or compromise (i) entails a full and unconditional release of the Indemnified Party (and any other members of the Indemnified Party’s group, i.e., all Seller Indemnified Parties or all Buyer Indemnified Parties) without any admission or finding of fault or liability and (ii) does not impose on the Indemnified Party any material non-financial obligation or any financial obligation that is not fully paid by the Indemnifying Party.

16.8                        Exclusive Remedy- Seller and Buyer acknowledge and agree that from and after the Closing Date, the indemnification provisions of this Article 16 are the sole and exclusive remedy of Seller and Buyer for the breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Seller or Buyer under this Agreement, and Seller does hereby release, acquit and forever discharge all Buyer Indemnified Parties and Buyer does hereby release, acquit, and forever discharge all Seller Indemnified Parties from any such other remedies; provided that the foregoing shall not be deemed to limit (a) the rights of the Parties to seek equitable remedies (as permitted under this Agreement) in the case of the breach by a Party of its obligations set forth in Section 9.1 and Article 10 or other damages in the case of common law actual fraud or (b) any claim or remedy against Seller for any breach of any special warranty of title set forth in any Conveyance.

ARTICLE 17

17.                               CASUALTY LOSS

If prior to Closing any of the Assets are substantially damaged or destroyed by fire or other casualty (“Casualty Defect”), Seller shall notify Buyer promptly after Seller learns of such event.  Seller shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of Equipment, replacing the damaged Equipment with equivalent items, no later than the Closing, insofar as the same are done to Buyer’s reasonable satisfaction.  Without limiting a Party’s right to terminate this Agreement pursuant to Section 19.1(c), if any Casualty Defect exists at Closing, at Seller’s option, Buyer shall proceed to purchase the damaged Assets, and the Base Purchase Price shall be reduced by the aggregate reduction in value of all affected Assets on account of such Casualty Defect.  In the event the Parties cannot agree on the value, the dispute shall be resolved in accordance with the dispute resolution provisions set forth in Section 20.3.  Notwithstanding any of the preceding provisions of this Article 17, all adjustments applicable to Casualty Defects shall be made prior to Closing which Closing shall be extended until resolution of any disputes relating to the Casualty Defects; provided, however, that if adjustments for alleged Title Defects, Casualty Defects and Open Defects do not, in the aggregate, exceed the Termination Threshold, then Closing shall occur as to the other Assets that are not subject to the dispute (with the portion of the Assets subject to the dispute being excluded, and the Base Purchase Price reduced for the entire Allocated Values thereof) and the Parties shall subsequently close and consummate the transaction as to the Assets made the subject of the dispute within ten (10) Business Days following the final resolution of the dispute.  Notwithstanding anything to the contrary contained in this Article 17, Seller shall be entitled to retain all insurance proceeds, if any, and Claims against other parties relating to any such Casualty Defect.  For purposes of this provision, normal wear and tear shall not be considered a Casualty Defect.

ARTICLE 18

18.                               NOTICES

All communications between Buyer and Seller required or permitted under this Agreement shall be in writing and addressed as set forth below.  Any communication or delivery hereunder must be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, transmitted via electronic mail or by facsimile transmission and shall be deemed to have been made and the receiving Party charged with notice, when received except that if received after 5:00 p.m. (in the recipient’s time zone) on a Business Day or if received on a day that is not a Business Day, such notice, request or communication will not be effective until the next succeeding Business Day; provided that no notice of any breach of this Agreement may be provided be electronic mail.  All notices shall be addressed as follows:

BUYER	SELLER

SM ENERGY COMPANY	BAKKEN HUNTER, LLC
777 N. Eldridge Parkway, Suite 1000	410 17th Street, Suite 1000
Houston, TX 77079	Denver, Colorado 80202
Attention: Kenneth J. Knott, Senior Vice President — Business Development and Land	Attention: R. Glenn Dawson
Phone: (281) 677-2791	Phone: (403) 920-0455
Fax: (281) 677-2810	Fax: (303) 571-4304
Email: kknott@sm-energy.com	Email: gdawson@bakkenhunter.com

with a copy to:	with a copy to:

SM ENERGY COMPANY	MAGNUM HUNTER RESOURCES CORP.
1775 Sherman Street, Suite 1200	1046 Texan Trail
Denver, CO 80203	Grapevine, Texas 76051
Attention: David W. Copeland, Executive Vice President, General Counsel and Corporate Secretary	Attention: Paul Johnston, SVP and General Counsel
Phone: (303) 863-4325	Phone: (832) 369-6896
Fax: (303) 864-2598	Fax: (469) 293-2179
Email: dcopeland@sm-energy.com	Email: pjohnston@magnumhunterresources.com

ARTICLE 19

19.                               TERMINATION

19.1                        Termination - This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a)                                 by the mutual written agreement of Buyer and Seller;

(b)                                 by written notice from either Buyer or Seller if Closing has not occurred on or before November 14, 2014; provided, however, that no Party may terminate this Agreement pursuant to this Section 19.1(b) if such Party’s breach of its representations and warranties or its failure to comply with its obligations or covenants under this Agreement caused the Closing not to occur on or before the above date; or

(c)                                  by written notice from either Buyer or Seller if the aggregate sum of (i) the Title Defect amounts for all Title Defects timely and properly asserted pursuant to Article 7, (ii) the Casualty Defect amounts pursuant to Article 17, and (iii) the reductions to the Base Purchase Price pursuant to Section 9.2 exceed the Termination Threshold.

19.2                        Liabilities Upon Termination; Deposit Amount - If this Agreement terminates, as described in Section 19.1 above, then the entire Deposit, plus the actual interest earned thereon, shall be returned and paid to Buyer and all obligations of the Parties under this Agreement shall thereafter terminate and be of no further force and effect, except that the provisions of Sections 20.4 and 20.5 shall survive; provided, however, that if this Agreement is terminated because of either:

(a)                                 a willful or intentional breach of this Agreement by the Seller or because Buyer’s conditions to Closing are not satisfied as a result of Seller’s willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Buyer elects to terminate this Agreement under Section 19.1(b) above), then Buyer shall be entitled to the immediate return of the Deposit, and shall also be entitled to pursue all remedies available at Law for damages or other relief, in equity or otherwise, including without limitation, its right to obtain specific performance pursuant to Section 20.10; or

(b)                                 a willful or intentional breach of this Agreement by Buyer or because Seller’s conditions to Closing are not satisfied as a result of Buyer’s willful or intentional failure to comply with its obligations under this Agreement (and, as a result, Seller elects to terminate this Agreement under Section 19.1(b) above), then Seller shall be entitled to immediate payment of the Deposit as liquidated damages (and the parties hereby acknowledge that the extent of damages to Seller occasioned by such breach or default or failure to proceed by Buyer would be impossible or extremely impractical to ascertain and that the Deposit is a fair and reasonable estimate of such damage); provided, however, that Seller may pursue any and all remedies at Law or in equity (excluding specific performance) upon Seller’s immediate return of the Deposit to Buyer, in which event Seller will no longer be entitled to the Deposit as liquidated damages.

ARTICLE 20

20.                               MISCELLANEOUS

20.1                        Entire Agreement - This Agreement and all Exhibits and Schedules attached hereto and incorporated herein constitute the entire agreement among the Parties.  Any previous negotiations or communications among the Parties are merged herein.

20.2                        Survival - This Agreement shall be binding upon and shall inure to the benefit of the undersigned and their respective permitted successors and assigns, and may be supplemented, altered, amended, modified, or revoked by writing only, signed by both Parties.  The representations made by Seller under Article 5 shall continue in full force and effect for a period of 15 months from and after the Closing Date, except for the Fundamental Representations, which shall survive indefinitely.  All promises, agreements, releases, and indemnities made in this Agreement or in the Conveyances to be performed after Closing, together with all representations and warranties made by Buyer in this Agreement, shall survive Closing without limitation, subject however to applicable statutes of limitations.

20.3                        Selected Arbitration - Any disputes under Sections 7.4.3, 11.3 and 17 of this Agreement shall be resolved by arbitration to be conducted in Houston, Texas, by a single arbitrator (i) for title matters under Section 7.4.3 who shall be a title attorney, in good standing, with at least ten (10) years’ experience in oil and gas title involving properties in the regional area in which the Assets are located, or (ii) for other disputed matters under Sections 11.3 and 17, shall be a nationally recognized accounting firm with experience in auditing the financial statements of oil and gas exploration and production companies, who in each case shall be selected by mutual agreement of Buyer and Seller within fifteen (15) Business

Days after referral of the disputed matter to arbitration, and absent such agreement, by the Houston, Texas office of the American Arbitration Association (the “Defect Arbitrator”).  The Defect Arbitrator shall not have been employed by or performed services to Seller or Buyer for a period of five (5) years prior to the Closing Date.  The arbitration proceeding shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 20.3.  The Defect Arbitrator’s determination shall be made within fifteen (15) Business Days after submission of the matters in dispute and shall be final and binding upon the Parties, without right of appeal.  Additionally, the Defect Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum or environmental engineers.  The Defect Arbitrator shall act as an expert for the limited purpose of determining the specific dispute referred to the Defect Arbitrator and may not award damages, interest or penalties to any Party with respect to any matter.  Seller and Buyer shall each bear its own respective legal fees and other costs of presenting this case.  Seller, on one part, and Buyer, on the other part, shall bear one-half of the costs and expenses of the Defect Arbitrator, including any costs incurred by the Defect Arbitrator that are attributable to any third party consultation.  Except as expressly set forth above, no other dispute under this Agreement shall be resolved by arbitration, except by the mutual agreement of the Parties.

20.4                        Choice of Law; Jurisdiction -

(a)                                 THIS AGREEMENT AND ITS PERFORMANCE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF A DIFFERENT JURISDICTION.

(b)                                 ANY CLAIM OR CAUSE OF ACTION ARISING FROM THIS AGREEMENT SHALL BE BROUGHT IN THE STATE OR FEDERAL DISTRICT COURT OF HARRIS COUNTY, TEXAS.  EACH PARTY CONSENTS TO PERSONAL JURISDICTION IN ANY LEGAL ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY COURT, FEDERAL OR STATE, WITHIN HARRIS COUNTY, TEXAS, HAVING SUBJECT MATTER JURISDICTION AND WITH RESPECT TO ANY SUCH CLAIM, EACH PARTY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM, OR ANY OBJECTION THAT SUCH PARTY MAY NOW OR HEREAFTER HAVE, THAT VENUE OR JURISDICTION IS NOT PROPER WITH RESPECT TO ANY SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT IN HARRIS COUNTY, TEXAS, INCLUDING ANY CLAIM THAT SUCH LEGAL ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND ANY CLAIM THAT SUCH

PARTY IS NOT SUBJECT TO PERSONAL JURISDICTION OR SERVICE OF PROCESS IN SUCH HARRIS COUNTY, TEXAS FORUM.

20.5                        Assignment - No Party shall assign or otherwise transfer all or any part of this Agreement to any Person, nor shall any Party delegate any of its rights or duties hereunder to any Person, without the prior written consent of the other Party (which consent may be granted or withheld at such Party’s sole discretion), and any transfer or delegation made without such consent shall be void; provided, however, that nothing in this Section 20.5 shall be deemed to limit Buyer’s ability to assign, transfer, sell or otherwise dispose of any portion of the Assets from and after Closing to a third Person.

20.6                        No Admissions - Neither this Agreement, nor any part hereof, nor any performance under this Agreement shall constitute or be construed as a finding, evidence of, or an admission or acknowledgment of any liability, fault, or past or present wrongdoing, or violation of any Law by either Seller or Buyer or by their respective officers, directors, employees, or agents.

20.7                        Waivers and Amendments - Except for waivers specifically provided for in this Agreement, a waiver of any rights hereunder will be valid only if set forth in a writing signed by the Party to be bound thereby. This Agreement may not be amended except by an instrument in writing signed by both Parties.

20.8                        Counterparts - This Agreement may be executed by Buyer and Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same instrument.  Execution can be evidenced by facsimile or electronic mail transmission of signatures pages with original signature pages to promptly follow in due course.

20.9                        Third-Party Beneficiaries - Neither this Agreement nor any performances hereunder by Seller or Buyer shall create any right, claim, cause of action, or remedy on behalf of any person not a party hereto, except the rights expressly provided to the Persons described in Article 16, provided however only Seller can assert Claims on behalf of Seller Group and only Buyer can assert Claims on behalf of Buyer Group.

20.10                 Specific Performance - Subject to the provisions of Article 19, Buyer and Seller acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by Seller could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at Law or in equity, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance.  Furthermore, the Parties acknowledge and agree that Seller would be irreparably damaged if Buyer willfully or intentionally breaches any of the provisions of this Agreement prior to Closing and that any such breach of this

Agreement by Buyer could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in lieu of terminating this Agreement pursuant to Section 19.2(b), Seller shall be entitled to enforce any provision of this Agreement by a decree of specific performance.  In either case, Buyer or Seller, as the case may be, shall not be required to provide any bond or other security in connection with seeking an injunction or injunctions to enforce specifically the terms and provisions of this Agreement.

20.11                 Public Communications - After the Execution Date and after Closing, either Party (or, with respect to Seller, any Affiliate of Seller) may make a press release or public communication concerning this transaction, but only to the extent the name of the other Party is omitted from such announcement or statement; provided, however, that, if Buyer or Seller (or any Affiliate of Seller) is required by Law or the rules of the New York Stock Exchange to make such public announcement or statement naming the other Party, then the same may be made without the approval of the other Party, in which event such Party shall provide the other Party a copy of any such press release or public communication one (1) day prior to making such press release or public communication.

20.12                 Headings - The headings of the Articles and Sections of this Agreement are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.

20.13                 Expenses - Each of the Parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transaction contemplated hereby, including brokers’ fees.  Buyer shall be responsible for the cost of all Taxes and fees for the recording of the Conveyances relating to the Assets.  All other costs shall be borne by the Party incurring them.

20.14                 Waiver of Consumer and Other Rights - Seller and Buyer intend that Buyer’s rights and remedies with respect to the transaction contemplated by this Agreement and with respect to all acts or practices of Seller, past, present or future, in connection with the transaction contemplated by this Agreement shall be governed by legal principles other than the Texas Deceptive Trade Practices Consumer Protection Act, Tex. Bus. & Com. Code Ann. §17.41, et seq. (Vernon 1987) (the “DTPA”) or similar Laws in other states.  BUYER WAIVES ITS RIGHTS UNDER THE DTPA SPECIFICALLY INCLUDING SECTION 17.41 ET. SEQ., VERNON’S TEXAS CODE ANNOTATED, BUSINESS AND COMMERCE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, OR ANY SIMILAR STATE OR FEDERAL LAW.  AFTER AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER ACKNOWLEDGES THAT THE DISCLAIMERS AND WAIVERS GIVEN IN AND UNDER THIS AGREEMENT SHALL BE CONSIDERED MATERIAL AND INTEGRAL PARTS OF THIS AGREEMENT, WITH CONSIDERATION GIVEN THEREFOR, AND ACKNOWLEDGES THAT ALL DISCLAIMERS AND WAIVERS ARE “CONSPICUOUS” AND HAVE BEEN BROUGHT TO THE ATTENTION OF

BUYER, AND THAT BUYER HAS VOLUNTARILY AND KNOWINGLY CONSENTED TO ALL DISCLAIMERS AND WAIVERS.  Buyer hereby warrants and represents to Seller, as of the date hereof and as of the Closing Date, that (i) Buyer is not in a significantly disparate bargaining position, (ii) Buyer has been represented by legal counsel in connection with the transaction contemplated by this Agreement, which transaction does not involve the purchase or lease of a family residence occupied or to be occupied as a residence, and which transaction is for a consideration paid or to be paid that exceeds $500,000.00 and (iii) Buyer is a business consumer with assets of $5,000,000.00 or more according to Buyer’s most recent financial statement prepared in accordance with GAAP and has knowledge and experience in financial and business matters that enable Buyer to evaluate the merits and risks of the transaction.  Buyer acknowledges that the Purchase Price is predicated upon this waiver of the DTPA and similar Laws in other states and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 20.14, and the Seller, in determining to proceed with entering into this Agreement, has expressly relied upon this waiver and the inapplicability of the DTPA and similar Laws in other states and Buyer’s representations and warranties contained in this Section 20.14.

20.15                 Non-Compensatory Damages - None of the Buyer Group or Seller Group shall be entitled to recover from Seller or Buyer, as applicable, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated by this Agreement, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder.  Subject to the preceding sentence, Buyer, on behalf of each member of the Buyer Group, and Seller, on behalf of each member of the Seller Group, each waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits of any kind, arising in connection with this Agreement or the transactions contemplated by this Agreement.  This Section 20.15 shall not restrict any Party’s right to obtain specific performance or other equitable remedies (other than rescission) pursuant to this Agreement.

20.16                 Qualification on Seller’s Representations and Warranties - Notwithstanding anything to the contrary contained in this Agreement, if as a result of any act or omission of Buyer or any Affiliate of Buyer any representation or warranty of Seller becomes untrue as of Closing, Buyer shall not be entitled to exercise any rights under Section 10.2 or Section 16.4(i) on account thereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

“SELLER”

BAKKEN HUNTER, LLC

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chief Executive Officer

“BUYER”

SM ENERGY COMPANY

By:	/s/ Kenneth J. Knott
Name:	Kenneth J. Knott
Title:	Senior Vice President — Business
Development and Land

SIGNATURE PAGE

PURCHASE AND SALE AGREEMENT